SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )
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MTI Technology Corporation
(Name of Registrant as Specified In Its Charter)

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MTI TECHNOLOGY CORPORATION
14661 FRANKLIN AVENUE
TUSTIN, CALIFORNIA 92780
                    , 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders of MTI Technology Corporation, to be held on                     , 2005, at                     , beginning at 10:00 a.m. local time.
      The business to be conducted at the meeting includes:

•	approval of the Series B financing;

•	approval of an amendment of the Certificate of Designation of our Series A Convertible Preferred Stock;

•	election of seven members of the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2006; and

•	consideration of any other matters that may properly come before the meeting or any adjournment thereof.
      Your participation in company activities is important, and we hope you will attend.
      It is important that your shares be represented, so, even if you presently plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

Thomas P. Raimondi, Jr.
President, Chief Executive Officer and
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL ONE —SeriesB Financing
PROPOSAL TWO —Amendment of Certificate of Designation of SeriesA Convertible Preferred Stock
PROPOSAL THREE —Election of Directors
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE
PROPOSAL FOUR —Ratification of the Appointment by the Audit Committee of Independent Auditors

MTI TECHNOLOGY CORPORATION
14661 FRANKLIN AVENUE
TUSTIN, CALIFORNIA 92780

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON                         , 2005
       The Annual Meeting of Stockholders of MTI Technology Corporation, a Delaware corporation will be held at                     on                     , 2005 at 10:00 a.m., local time, for the following purposes:

•	approval of the Series B financing;

•	approval of an amendment of the Certificate of Designation of our Series A Convertible Preferred Stock;

•	election of seven members of the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2006;

•	and consideration of any other matters that may properly come before the meeting or any adjournment thereof.
      A copy of our Annual Report on Form 10-K, for the fiscal year ended April 2, 2005, containing consolidated financial statements, is included with this mailing.
      The Board of Directors has fixed the close of business on August 19, 2005 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for any purpose germane to the Annual Meeting, at the office of the Corporate Secretary, 14661 Franklin Avenue, Tustin, California 92780, for a period of ten days prior to the Annual Meeting. We cordially invite you to attend the Annual Meeting.

By Order of the Board of Directors

Scott Poteracki
Chief Financial Officer and Secretary
Tustin, California
                    , 2005
YOUR VOTE IS IMPORTANT
PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

PROXY STATEMENT
       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MTI Technology Corporation (the “company”) for use at our Annual Meeting of Stockholders to be held on                     , 2005 (the “Annual Meeting”), at 10:00 a.m., local time, at                     and any adjournment thereof. This proxy statement and the accompanying proxy are being sent on or about                     , 2005 to stockholders entitled to vote at the Annual Meeting. Our Board of Directors has established August 19, 2005 as the record date for purposes of the Annual Meeting.
THE PROXY
      The persons named as proxyholders, Thomas P. Raimondi, Jr. and Scott Poteracki, were selected by our Board of Directors. Mr. Raimondi is a director and an executive officer of the company and Mr. Poteracki is an executive officer.
      All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the shares represented by the proxy will be voted “for” the approval of all matters and “for” the election of the directors named in this proxy statement and, with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxyholders. We do not presently know of any other such business. An executed proxy may be revoked at any time before its exercise by filing with the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder’s right to vote in person should such stockholder attend the Annual Meeting and desire to vote in person.
VOTING AT THE ANNUAL MEETING
      Our issued and outstanding voting securities consist of common stock, $.001 par value per share (the “common stock”), of which 35,493,360 shares were outstanding at the close of business on August 19, 2005, and Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Convertible Preferred Stock”), of which 566,797 shares were outstanding at the close of business on August 19, 2005. Only holders of record at the close of business on August 19, 2005 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Except as described below, holders of common stock are entitled to one vote per share on each matter submitted to a vote of the stockholders. The holders of the Series A Convertible Preferred Stock are entitled to 8.5369 votes per share of preferred stock on any matter other than on the election of directors, and are not entitled to vote with the holders of our common stock on the proposal to amend the Certificate of Designation for the Series A Convertible Preferred Stock. The holders of Series A Convertible Preferred Stock have the right to elect one person to our Board of Directors (the “Series A Director”) pursuant to the Certificate of Designation governing the Series A Convertible Preferred Stock. Our Bylaws do not provide for cumulative voting by stockholders.
      The holders of a majority of our outstanding voting securities, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for the purposes of determining the presence of a quorum. Accordingly, abstentions (referred to as withheld votes with respect to the election of directors) and broker non-votes (where a broker indicates that it has not been instructed by its customer as to how to vote on particular matter and does not have discretionary voting power under the rules of the National Association of Securities Dealers (“NASD”)) will be counted for determining the presence of a quorum for the transaction of business at the Annual Meeting. Under the rules of the NASD, certain matters submitted to a vote of the stockholders are considered by the NASD to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the meeting. “Routine” matters to be acted upon at the Annual Meeting include Proposal 3 and Proposal 4, discussed below.

      Proposal 1 — Approval of the Series B financing — To be adopted, the proposal must receive the affirmative vote of (i) the holders of a majority of the shares of common stock and Series A Convertible Preferred Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting and (ii) the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions are treated as represented at the meeting and will have the effect of votes against the proposal.
      Proposal 2 — Approval of an amendment of the Certificate of Designation of our Series A Convertible Preferred Stock — To be adopted, the proposal must receive the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock (not including shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock) present in person or represented by proxy and entitled to vote at the Annual Meeting and (ii) the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions are treated as represented at the meeting and will have the effect of votes against the proposal. The financing discussed in Proposal 1 is conditioned upon the approval of Proposal 2.
      Proposal 3 — Election of seven members of the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified — Directors are elected by a plurality of the shares of common stock or, in the case of the Series A Director by a majority of the shares of Series A Convertible Preferred Stock, represented and voted at the Annual Meeting. Abstentions and withheld votes will not be taken into account in determining the outcome of the election.
      Proposal 4 — Ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2006 — To be ratified, the proposal must receive the affirmative vote of a majority of the voting power represented in person or by proxy at the Annual Meeting. Uninstructed shares are entitled to vote on this matter, and therefore broker non-votes and abstentions will have the effect of votes against the proposal.
SOLICITATION
      The expense of soliciting proxies, including the expense of preparing and mailing proxy solicitation materials, will be borne by us. Proxies will be solicited principally through the use of the mail, but our directors, officers and regular employees may solicit proxies personally or by telephone or special letter without any additional compensation. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from brokers, bank nominees and other institutional holders. We do not expect that our costs for such services, if they are engaged, will be material.
PROPOSAL ONE
Series B Financing
Summary
      On August 19, 2005, we entered into a Securities Purchase Agreement with EMC Corporation (“EMC”) and certain affiliates of Advent International Corporation (“Advent,” and collectively with EMC, the “Series B Purchasers”). Pursuant to the terms of the Securities Purchase Agreement, subject to stockholder approval and the satisfaction of certain customary closing conditions, we agreed to issue and sell to the Series B Purchasers a number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Convertible Preferred Stock”), equal to $20,000,000 divided by the purchase price per share, which will be the lesser of $19.50 or 10 times 90% of the average closing price per share of our common stock, par value $0.001 per share, on The Nasdaq SmallCap Market for the 15 trading days prior to (and not including) the closing date of the Series B Convertible Preferred Stock sale (the “Purchase Price”). Assuming the average closing price per share of our common stock on The Nasdaq SmallCap Market for the

15 trading days prior to (and not including) the closing date of the Series B Convertible Preferred Stock sale exceeds $2.1666, then we will be required to issue 1,025,641 shares of Series B Convertible Preferred Stock to the Series B Purchasers. If the average closing price per share of our common stock on The Nasdaq SmallCap Market for the 15 trading days prior to (and not including) the closing date of the Series B Convertible Preferred Stock sale is less than or equal to $2.1666, we will be required to issue more shares of Series B Convertible Preferred Stock to the Series B Purchasers. There is no ceiling on the number of shares to be issued. For example, the average closing price per share of our common stock on The Nasdaq SmallCap Market for the 15 trading days prior to August 23, 2005 was approximately $2.02, which, if that was the closing date of the Series B Convertible Preferred Stock sale, would require us to issue approximately 1,098,660 shares of Series B Convertible Preferred Stock to the Series B Purchasers at a purchase price of approximately $18.20 per share. Each share of Series B Convertible Preferred Stock will be convertible at any time at the option of the holder into a number of shares of common stock equal to the Series B Convertible Preferred Stock’s stated value divided by its conversion price, which is defined in and subject to adjustment in certain circumstances as set forth in the Certificate of Designation that will govern the rights, preferences and privileges of the Series B Convertible Preferred Stock, as described below. Each share of Series B Convertible Preferred Stock will initially be convertible into 10 shares of common stock.
      We also agreed in the Securities Purchase Agreement to issue warrants (the “Warrants”) to purchase a number of shares of our common stock equal to 37.5% of the number of shares of common stock into which the shares of Series B Convertible Preferred Stock are convertible on the closing date of the Series B Convertible Preferred Stock sale. At the assumed $19.50 per share purchase price of the Series B Convertible Preferred Stock noted above, the Warrants would be exercisable for 3,846,150 shares of common stock. A lower purchase price would result in the Warrants being exercisable for a larger number of shares of common stock. For instance, if the purchase price of the Series B Convertible Preferred Stock was the approximately $18.20 per share used in the example above, the Warrants would be exercisable for approximately 4,119,973 shares of common stock.
      Further, if we have an indemnity obligation to the Series B Purchasers as a result of the indemnification provisions of the Securities Purchase Agreement, then we may settle that indemnity obligation in cash or, if we and the Investor agree, in stock. If we agree to settle it in stock, we may issue up to an additional $2.0 million of Series B Convertible Preferred Stock and Warrants to purchase 37.5% of the number of shares of common stock into which such additional shares of Series B Convertible Preferred Stock are convertible when issued. The number of shares of Series B Convertible Preferred Stock issued in any such circumstance shall be determined by dividing the indemnified loss by the Purchase Price.
      We refer to the transactions contemplated by and in the Securities Purchase Agreement, including the proposed sale and issuance of the Series B Convertible Preferred Stock and the Warrants and the issuance of common stock upon conversion or exercise of those securities, as the “Series B financing.”
      We completed a transaction (the “Series A financing”) on substantially similar terms with certain investors (“Series A Purchasers” and, together with the Series B Purchasers, the “Purchasers”) in June 2004 with respect to the sale of 566,797 shares of Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Convertible Preferred Stock”), and warrants to purchase 1,624,308 shares of common stock. The outstanding shares of Series A Convertible Preferred Stock are presently convertible into 5,667,970 shares of common stock. The sale of the Series A Convertible Preferred Stock and related warrants was not required to be approved by our stockholders.
Background of the Series B Financing
      In February 2005 our management team and Board of Directors determined a need to raise additional capital to, among other things, allow us to pursue a potential acquisition, strengthen our balance sheet and reduce our need for our bank line. Although discussions relating to the potential acquisition subsequently terminated, we determined that a financing was still advisable. In June 2004, we raised $15,000,000 by selling shares of our Series A Convertible Preferred Stock and related warrants to the Series A Purchasers, and Michael Pehl was elected to serve on our board of directors as a representative of the holders of the Series A

Convertible Preferred Stock. Mr. Pehl, who remains one of our directors, is a partner of Advent International Corporation, which is an affiliate of several holders of Series A Convertible Preferred Stock, who are also Series B Purchasers. The terms of the Series A financing require approval of the Series A Purchasers in connection with any debt financing of over $1 million. After considering a number of debt and equity financing options, our board of directors determined that it was in our best interests and those of our stockholders to pursue another investment by the holders of our Series A Convertible Preferred Stock, in part because of the strategic benefits an additional investment by EMC and Advent would provide. The board of directors discussed the status of negotiations regarding the proposed financing at meetings held in May and June 2005.
      Following negotiations with the Series B Purchasers and their representatives, we entered into a non-binding term sheet with respect to the Series B financing on June 23, 2005. On July 29, 2005, our board of directors approved entering into definitive transaction documents and taking all necessary actions to consummate the Series B financing, including soliciting the approval of our stockholders for the Series B financing. We continued to negotiate the definitive terms of the Series B financing until we entered into the Securities Purchase Agreement with the Series B Purchasers on August 19, 2005.
Reasons for the Series B Financing and Use of Proceeds
      The primary intended use of proceeds from the Series B financing is for general working capital purposes, including to support operations, growth and potential acquisitions. We will also use a portion of the proceeds from the Series B financing to pay the transaction expenses of the Series B Purchasers. We believe the net proceeds from the Series B financing will enhance our liquidity, strengthen our balance sheet, allow us to pursue strategic opportunities and fund additional increases in headcount in the professional services area. We believe that an additional investment by EMC, sales of whose products represented approximately 81% of our product revenue in fiscal year 2005, and Advent, which has provided us with strategic and financial support, will provide us with strategic benefits that we might not otherwise be able to obtain.
      We believe that if our stockholders do not authorize the Series B financing, our current cash position will be sufficient to fund current operations for at least the next 12 months, but we may not be able to fund increases in headcount or pursue strategic opportunities and we may be required to take additional cost-cutting measures. It may be difficult to obtain alternative sources of financing on a timely basis and on acceptable terms, or at all. Even if we are able to timely obtain an alternative source of financing, there can be no assurance that the terms will be as favorable as the terms of the Series B financing or that necessary approvals, including that of the Series A holders, will be received.
Description of Series B Convertible Preferred Stock and Warrants to be Issued in the Series B financing
      The following is a summary of the material provisions of the following: the Securities Purchase Agreement; the Certificate of Designation for the Series B Convertible Preferred Stock; the Warrants; and an Amended and Restated Investor Rights Agreement to be entered into among us and the Purchasers. This summary is qualified in its entirety by reference to those documents, which, other than the Certificate of Designation, are incorporated herein by reference to copies of those documents that were filed with our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on August 22, 2005. We have attached hereto as Appendix A a copy of the Certificate of Designation.

Securities Purchase Agreement
      Pursuant to the terms of the Securities Purchase Agreement, we agreed to issue and sell to the Series B Purchasers a number of shares of Series B Convertible Preferred Stock equal to $20,000,000 divided by the Purchase Price. We also agreed in the Securities Purchase Agreement to issue Warrants to purchase a number of shares of our common stock equal to 37.5% of the number of shares of common stock into which the shares of Series B Convertible Preferred Stock are convertible on the closing date of the Series B Convertible Preferred Stock sale. The per share exercise price of the Warrants will be the Purchase Price divided by ten.
      In the Securities Purchase Agreement, we made representations and warranties regarding our corporate existence and power, authorization, compliance with laws and regulations, our material contracts, capitaliza-

tion and financial statements, tax matters, rights to intellectual property, affiliate transactions, brokers and certain other representations and warranties customary for a Series B financing of securities. These representations and warranties are qualified by disclosure schedules. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. In addition, facts may have changed since the time at which such representations and warranties were made. In addition, the Securities Purchase Agreement provided for covenants by us relating to our conduct prior to closing, such as conducting our and our subsidiaries’ businesses in the ordinary course, and the maintenance of directors’ and officers’ insurance and certain other covenants customary for a Series B financing of securities. We also agreed to provide the Series B Purchasers with rights of indemnification for any losses they may incur in the event of a breach of any of our representations, warranties or covenants. In certain instances, indemnification may be made through the issuance of additional shares of Series B Convertible Preferred Stock and Warrants. The maximum amount of aggregate losses incurred for which we would be liable for indemnification under the Securities Purchase Agreement is $8,000,000. We also agreed, among other things, that we will use a portion of the proceeds of the transaction to pay the Purchasers’ transaction expenses and for general working capital purposes.

Certificate of Designation
      Under the Certificate of Designation for the Series B Convertible Preferred Stock, each share of Series B Convertible Preferred Stock will have an initial stated value equal to the Purchase Price, and will be entitled to receive a cumulative dividend thereon at the rate of 8% per year, payable in cash at the discretion of our Board of Directors. Other than with respect to the election of directors, the holders of Series B Convertible Preferred Stock generally have the right to vote on any matter with the holders of common stock, and each share of Series B Convertible Preferred Stock will be entitled to 10 votes; provided, that the number of votes will be reduced so that the voting rights of the holders of the Series B Convertible Preferred Stock will not exceed the number of votes equal to the Purchase Price divided by the closing price of our Common Stock immediately preceding the issuance of the Series B Convertible Preferred Stock.
      The approval of the holders of a majority of the Series B Convertible Preferred Stock, voting as a class, will be required to approve certain corporate actions, including:

•	any amendment of our charter or by-laws that adversely affects the holders of Series B Convertible Preferred Stock;

•	any authorization of a class of capital stock ranking senior to, or on parity with, the Series B Convertible Preferred Stock;

•	any increase in the size of our Board of Directors to greater than eight members;

•	certain redemptions or repurchases of capital stock, acquisitions of capital stock or assets from other entities;

•	effecting, or entering into any agreement to effect, any merger, consolidation, recapitalization, reorganization, liquidation, dissolution, winding up or similar transaction (a “Liquidation Event”) involving us or any of our subsidiaries;

•	any sale of our assets or those of any of our subsidiaries which is outside the ordinary course of business;

•	any purchase of assets of or an equity interest in another entity for more than $5 million; and

•	any incurrence of additional debt for borrowed money in excess of $1 million.
      The holders of Series B Convertible Preferred Stock, exclusively and as a single class, are entitled to elect one member of our Board of Directors (the “Series B Director”), unless the ratio of the voting power of the Series B Convertible Preferred Stock to the total voting power of all of our voting stock falls below a certain level. The Series B Purchasers have not yet indicated who they expect to nominate as the Series B Director.
      Upon a Liquidation Event, the holders of Series B Convertible Preferred Stock will be entitled to be paid a liquidation preference out of our assets that are legally available for distribution to our stockholders, before any payment may be made to the holders of common stock or any other holders of preferred stock. If the Liquidation Event occurs prior to that date that is six months after the Series B Convertible Preferred Stock is issued, the liquidation preference for each share of Series B Convertible Preferred Stock will be the amount that would be payable if such share had been converted into common stock immediately prior to such Liquidation Event. If the Liquidation Event occurs on or after the date that is six months after the Series B Convertible Preferred Stock is issued, the liquidation preference will be equal to the greater of:

•	(a) the stated value plus (b) any accumulated but unpaid dividends plus (c) the amount that would be payable if such share (excluding any accumulated but unpaid dividends thereon) had been converted into common stock immediately prior to such Liquidation Event and participated in distributions to the holders of common stock of the assets available for distribution to our stockholders after only the payment of the stated value and any accumulated but unpaid dividends; and

•	(a) the stated value plus (b) the amount that would be payable if such share (including any accumulated but unpaid dividends thereon) had been converted into common stock immediately prior to such Liquidation Event and participated in distributions available to the holders of common stock of the assets available for distribution to our stockholders after only the payment of the stated value in the Series B Convertible Preferred Stock; and

•	any disputes regarding the calculation of the payment of the liquidation preference shall be resolved by the holders of the Series B Convertible Preferred Stock.
      For example, assuming a Liquidation Event were to occur on December 31, 2008, the conversion prices of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were at that time $2.34 and $1.95, respectively, and the liquidation valuation of MTI was $100.0 million, then, in the following order of priority, the holders of the Series B Convertible Preferred Stock would receive aggregate liquidation payments of approximately $36.3 million, the holders of the Series A Convertible Preferred Stock would receive aggregate liquidation payments of approximately $26.9 million and the remaining assets available for distribution after the preceding payments (approximately $36.8 million) would be available for distribution to the holders of MTI’s common stock. If the liquidation valuation of MTI in the foregoing example was $50.0 million, however, then, in the following order of priority, the holders of the Series B Convertible Preferred Stock would receive aggregate liquidation payments of approximately $28.9 million, the holders of the Series A Convertible Preferred Stock would receive aggregate liquidation payments of approximately $20.5 million and the remaining assets available for distribution after the preceding payments (approximately $0.6 million) would be available for distribution to the holders of MTI’s common stock. Each of the foregoing examples also assumes that dividends on both classes of preferred stock remain unpaid through the date of the assumed Liquidation Event, that the Purchase Price with respect to the Series B Convertible Preferred Stock is $19.50, that no additional shares of preferred stock of any class are issued after the consummation of the Series B financing, that the rights, preferences and privileges of the Series A Convertible Preferred Stock are as set forth in its certificate of designation (as amended pursuant to the Certificate of Amendment described in Proposal 2), and that the rights, preferences and privileges of the Series B Convertible Preferred Stock are as set forth in Annex A hereto. The actual amounts of payments, if any, to the various classes of MTI’s capital stock upon a Liquidation Event could be materially different than the amounts set forth in the foregoing examples if actual values or circumstances differ from the assumptions on which the examples are based. The assumptions used in the foregoing examples, including the assumed liquidation valuation amounts, are for illustrative purposes only and do not in any way reflect the beliefs, expectations or projections of MTI or the Series B Purchasers regarding the future. There can be no assurance if, when or at what price a Liquidation Event could occur.
      Each share of Series B Convertible Preferred Stock will be convertible at any time at the option of the holder thereof into a number of shares of common stock equal to the Series B Convertible Preferred Stock’s stated value divided by the conversion price, which is subject to adjustment in certain circumstances as set forth in the Certificate of Designation. The Series B Convertible Preferred Stock also has anti-dilution protection that will adjust the conversion price downwards using a weighted-average calculation in the event we issue certain additional securities at a price per share less than the conversion price of the Series B Convertible Preferred Stock then in effect.

      At any time on or after the fifth anniversary of the date the Series B Convertible Preferred Stock is issued, we will have the right to redeem all or certain portions of the Series B Convertible Preferred Stock then outstanding for an amount per share equal to the greater of (1) the stated value plus any accumulated but unpaid dividends thereon and (2) the average closing price per share of common stock on the Nasdaq Stock Market for the twenty (20) trading days prior to (and not including) the date upon which we exercise our right to redeem the Series B Convertible Preferred Stock, multiplied by the number of shares of common stock into which such share of Series B Convertible Preferred Stock (and any accumulated but unpaid dividends thereon) is convertible as of such date. The redemption by us will apply only to Series B Convertible Preferred Stock not converted prior to the redemption date stated our redemption notice.
      At any time on or after the fifth anniversary of the date the Series B Convertible Preferred Stock is issued, each holder of Series B Convertible Preferred Stock will be entitled to require us to purchase all or any portion of such holder’s Series B Convertible Preferred Stock for an amount per share equal to the stated value plus any accumulated but unpaid dividends thereon.
      The holders of Series B Convertible Preferred Stock will be entitled to participate in future issuances of certain of our equity securities on a proportional basis.

Warrants
      At any time until ten years after the date on which the Series B Convertible Preferred Stock is issued, which is also the date on which the Warrants will be issued, the holders of the Warrants may acquire shares of common stock at an initial per share exercise price of one tenth of the per share purchase price of the Series B Convertible Preferred Stock, which will, as noted above, not exceed $1.95. The Warrants will be exercisable for cash or through a “cashless exercise” feature. The number of shares for which each Warrant is exercisable is subject to adjustment in the event of stock splits, recapitalizations or reorganizations. Upon certain fundamental transactions, such as a merger, consolidation or reclassification of our common stock, each Warrant will become exercisable for the same amount and kind of securities, cash or property as the holder would have been entitled to receive had it exercised the warrant for shares of common stock immediately prior to such event. If we declare any dividends on our common stock prior to the exercise of any Warrant, such dividends will be payable to the holder upon the subsequent exercise of the Warrant.

Amended and Restated Investor Rights Agreement
      We entered into an Investor Rights Agreement with the purchasers of our Series A Convertible Preferred Stock. In the Investor Rights Agreement, we granted the investors certain registration rights with respect to the shares of common stock that are issuable upon conversion of their shares of Series A Convertible Preferred Stock and upon exercise of the related warrants they received in the transaction, as well as any other shares of common stock that they may hold.
      In connection with the proposed sale of Series B Convertible Preferred Stock, we will amend and restate the Investor Rights Agreement. Pursuant to the terms of the Amended and Restated Investor Rights Agreement, we will grant the holders of Series A Convertible Preferred Stock and the Purchasers certain registration rights with respect to (i) the shares of common stock that are issuable upon conversion of their shares of Series A Convertible Preferred Stock and upon exercise of the related warrants they received in connection with their purchase of Series A Convertible Preferred Stock, (ii) the shares of common stock that are issuable upon conversion of their shares of Series B Convertible Preferred Stock and the Warrants, and (iii) any other shares of common stock that the Purchasers may hold (collectively, “Registrable Shares”). The holders of a majority of the Registrable Shares are entitled to three demand registrations and unlimited incidental, or so-called “piggyback,” registration rights, subject to certain restrictions. In addition, we will be required to file a registration statement with the Securities and Exchange Commission covering the sale of the Registrable Shares, and will be required to keep the registration statement effective either until the Registrable Shares are sold or until they may be sold within a single 90-day period under Rule 144 promulgated under the Securities Act.

      If at any time the holders of the Series B Convertible Preferred Stock are unable to appoint the Series B Director by reason of the provisions of the Certificate of Designation, we will agree to increase the number of members of the Board of Directors to such number as will allow the holders of the Series B Convertible Preferred Stock to appoint the Series B Director. If the Board of Directors is prohibited from doing so by our by-laws, we will agree to submit a proposal to our stockholders to expand the Board or Directors.
      The Series B Purchasers have agreed that for as long as Digital Media & Communications III Limited Partnership (“DMC III”) owns any shares of Series B Convertible Preferred Stock, it will be entitled to nominate the individual who will be submitted for election as the Series B Director, after consultation with the other holders of the Series B Convertible Preferred Stock. After DMC III no longer owns any shares of Series B Convertible Preferred Stock, the Series B Director will be nominated by stockholders holding a majority of the Series B Convertible Preferred Stock.
      Among other things, we (1) will be required to continue to comply with federal securities laws, (2) will not be permitted to grant registration rights to other persons that conflict with the registration rights of the Purchasers under the Amended and Restated Investor Rights Agreement, and (3) will be required to provide certain annual, quarterly and monthly financial information to the Purchasers.
Reasons for Stockholder Approval
      Our common stock is listed on The Nasdaq SmallCap Market and, as such, we are subject to the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4350(i)(1)(D) (the “Nasdaq 20% Rule”) requires that an issuer obtain stockholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock at a price less than the greater of market or book value of such securities (on an as-converted basis) if such issuance equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction.
      Shares of common stock issuable upon the exercise or conversion of the Series B Convertible Preferred Stock and the Warrants issued in the Series B financing are considered common stock issued for purposes of determining whether the 20% limit has been reached in the Series B financing. Assuming we issue the minimum of 1,025,641 shares of Series B Convertible Preferred Stock and warrants to purchase 3,846,150 shares of Common Stock in the Series B financing, and that those shares of Series B Convertible Preferred Stock are initially convertible into 10 shares of Common Stock, which equals 10,256,410 shares of common stock, we will have issued approximately 40% of our common stock or voting power outstanding before the transaction. Therefore, we are seeking stockholder approval of the Series B financing in order to comply with the Nasdaq 20% Rule.
      Nasdaq Marketplace Rule 4350(i)(1)(B) (the “Nasdaq Change of Control Rule”) requires listed issuers to obtain stockholder approval prior to certain issuances with respect to common stock or securities convertible into common stock which will result in a change of control of the issuer. Generally, Nasdaq interpretations provide that a change of control would be deemed to occur, subject to certain limited exceptions, if after a transaction a person or an entity acquires 20% or more of an issuer’s then-outstanding capital stock. For the purposes of calculating the holding of such person or entity, Nasdaq would take into account, in addition to all of the shares of capital stock received by such person or entity in the transaction, all of the shares held by such person or entity unrelated to the transaction and would assume the conversion of any convertible securities and exercise of any options or warrants held by such person or entity. Based on the Purchasers’ proposed acquisition of Series B Convertible Preferred Stock and Warrants, coupled with their present ownership of Series A Convertible Preferred Stock and related warrants, we believe that consummation of the Series B financing could be deemed to effect a change of control under the Nasdaq Change of Control Rule, and are therefore seeking stockholder approval of the Series B financing in order to comply with the Nasdaq Change of Control Rule. Stockholders should note, however, that the change of control under Nasdaq interpretations applies only with respect to the Nasdaq Marketplace Rules, and notwithstanding those rules we do not deem the Series B financing to be an actual change in control.
      Finally, Nasdaq Rule 4350 (the “Compensation Rule”) also requires stockholder approval in connection with arrangements pursuant to which securities may be acquired by officers or directors of the issuer at a price below book or market value. As discussed below, our director Michael Pehl is a partner of Advent and may be deemed by Nasdaq to have an interest in the securities being issued. Therefore, we are also seeking stockholder approval in order to comply with the Compensation Rule.
      Approval of the Series B financing will constitute approval pursuant to each of the Nasdaq 20% Rule, the Nasdaq Change of Control Rule and the Compensation Rule.
Interests of Directors in the Series B Financing and Relationships with the Purchasers
      As part of our June 2004 sale of Series A Convertible Preferred Stock to the Series A Purchasers, Michael Pehl, a partner of Advent (which is an affiliate of and controls the Purchasers other than EMC), joined our Board of Directors, and a representative of EMC was granted rights to observe meetings of our Board of Directors. As of March 31, 2003, we entered into a reseller agreement with EMC and as a result we have become a reseller and service provider of EMC systems and software. Sales of EMC products accounted for approximately 86% of our total product revenue in our fiscal quarter ended July 2, 2005. Affiliates of Advent and EMC currently own approximately 18.3% of the outstanding shares of our capital stock, on an as converted basis assuming conversion of all the shares of Series A Convertible Preferred Stock and exercise of all the warrants they presently hold. If the Series B financing is consummated, the anti-dilution provisions of the Series A Convertible Preferred Stock will be triggered as discussed below. EMC, Advent and one of our other significant stockholders entered into a voting agreement in connection with the Series A financing. For additional information regarding that voting agreement and the Series A financing, see “Certain Relationships and Related Transactions — Series A Financing.”
Effects of the Series B Financing on Existing Stockholders
      While the Board of Directors has approved the Series B financing and has resolved that the Series B financing is in our best interests and those of our stockholders, you should consider the following factors as well as the other information contained in this Proxy Statement in evaluating this proposal.

Dilution
      Consummation of the Series B financing will have a substantial dilutive effect on our current stockholders. The Series B financing will increase substantially the number of shares of our capital stock currently outstanding on an as converted basis, and thereby the percentage ownership of our current stockholders other than the Purchasers will significantly decline as a result of the Series B financing. If the Series B financing is consummated, the Series A Convertible Preferred Stock conversion price will be reduced, based on a weighted-average adjustment, from $2.6465 to a lesser amount depending on the purchase price at which the Series B Convertible Preferred Stock is issued, thereby increasing the number of shares issuable in connection with the Series A financing, including the warrants issued in connection with the Series A financing. The Series A Purchasers have agreed, however, that the Series A Convertible Preferred Stock conversion price will not be reduced below $1.95 as a result of the issuance of the Series B Convertible Preferred Stock pursuant to the terms of the Securities Purchase Agreement. At a Purchase Price of $19.50, and a resultant adjustment of the conversion price of the Series A Convertible Preferred Stock, the Purchasers will own approximately 38% of the outstanding shares of our common stock, on an as converted basis assuming conversion of all the shares of the Series A and Series B Convertible Preferred Stock and exercise of all the related warrants. The application of any additional anti-dilution adjustments to the conversion price of the Series B Convertible Preferred Stock, as well as downward adjustments in the exercise price of the Warrants, could further increase dilution. The Purchasers currently own approximately 18.3% of the outstanding shares of our capital stock, on an as converted basis assuming conversion of all the shares of Series A Convertible Preferred Stock and exercise of all the warrants they presently hold.

Effect of Actual or Potential Future Conversion Below Market Price
      The Series B financing will substantially increase the number of shares of common stock we may be required to issue below the then-current market price of our common stock. The issuance of common stock upon the conversion of the Series B Convertible Preferred Stock and upon exercise of the Warrants could have a depressive effect on the market price of, and reduce trading activity in, the common stock by increasing the amount of shares of common stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the common stock.

Controlling Interest of Entities Affiliated with and Controlled by Advent
      Entities affiliated with and controlled by Advent would collectively beneficially own approximately 28% of our common stock following the Series B financing at a Purchase Price of $19.50 per share of Series B Convertible Preferred Stock. Their ownership interest could be substantially greater if the Purchase Price of the Series B Convertible Preferred Stock is less than $19.50 per share, as discussed above. As a result of their ownership interest, in addition to their voting agreement with Canopy, the Advent affiliates will have substantial influence over our management, operations and potential significant corporate actions. This concentration of ownership may also discourage, delay or prevent a change of control of our company, which could deprive our other stockholders of an opportunity to receive a premium for their stock as part of a sale of our company, could harm the market price of our common stock and could impede our growth. The Advent entities are not prohibited from selling a controlling interest in us to a third party, including a participant in our industry.
Board Recommendation and Vote Required; Fiduciary Out and Termination Fees
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE THE SERIES B FINANCING. The affirmative vote of (i) the holders of a majority of the shares of common stock and Series A Convertible Preferred Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting and (ii) the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, is required to approve this Proposal 1. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions are treated as represented at the meeting and will have the effect of votes against the proposal.
      Receiving stockholder approval of the matter discussed below in Proposal 2 is a condition of closing the Series B financing as described in this Proposal 1. Therefore, if stockholder approval of Proposal 2 is not obtained, the Series B financing as described in this Proposal 1, regardless of whether it was approved by stockholders, will not be consummated unless the Series B Purchasers, in their sole discretion, waive the condition.
      Our board of directors is required under the Securities Purchase Agreement to recommend you vote to approve the Series B financing. However, our board of directors has concluded that the terms of the Series B financing are just and reasonable and that consummation of the Series B financing is in our best interests and those of our stockholders. Our Board of Directors may withdraw or modify its approval and recommendation of the Series B financing if it determines in good faith, after (i) it has received a Superior Proposal (as defined in the Securities Purchase Agreement), (ii) consulted with independent outside counsel, and (iii) it considers any adjustments in the terms and conditions of the Series B financing that the Purchasers may propose during the time period specified in the Securities Purchase Agreement, that the failure to approve or recommend such Superior Proposal would reasonably be expected to violate the Board of Directors’ fiduciary duties under applicable law.
      We will be obligated to pay the Series B Purchasers a termination fee of $1 million if the Securities Purchase Agreement is terminated (i) by the Purchasers following a breach of any of our representations, warranties, covenants and agreements that would cause certain closing conditions to not be satisfied, and such breach is not cured by the earlier of 30 days after we receive notice of the breach or November 15, 2005; (ii) by us or the Purchasers if consummation of the transactions contemplated by the Securities Purchase Agreement becomes illegal or otherwise permanently prohibited; or (iii) upon our stockholders approving a Superior Proposal, which termination would occur automatically upon such an approval under the terms of the Securities Purchase Agreement.

PROPOSAL TWO
Amendment of Certificate of Designation
of
Series A Convertible Preferred Stock
Summary
      In connection with its approval of the Series B financing discussed in Proposal 1, our board of directors approved the adoption of a Certificate of Amendment (the “Certificate of Amendment”) of the Certificate of Designation (the “Series A Certificate”) governing the rights, preferences and privileges of our Series A Convertible Preferred Stock. The Certificate of Amendment must be approved by the holders of a majority of our Series A Convertible Preferred Stock, as well as by the holders of a majority of our common stock, in order to be adopted. The holders of our Series A Convertible Preferred Stock will not be entitled to vote with the holders of our common stock when voting on this proposal.
Purpose and Effect of the Certificate of Amendment
      The Certificate of Amendment, which is set forth in its entirety in Appendix B hereto, amends the Series A Certificate to: (i) remove the “conversion threshold” provision that it currently contains; (ii) revise the liquidation preferences of the Series A Convertible Preferred Stock in light of the issuance of the Series B Convertible Preferred Stock; and (iii) to make conforming changes to the preemptive rights granted to the Series A Convertible Preferred Stock to reflect the issuance of the Series B Convertible Preferred Stock.
      The Series A Certificate currently contains a “conversion threshold” provision that places a cap on the aggregate number of shares of our common stock that can be issued upon conversion of shares of Series A Convertible Preferred Stock. The conversion threshold provision provides that if a stockholder seeks to convert shares of Series A Convertible Preferred Stock (including any accumulated and unpaid dividends), and the conversion would require us to issue a number of shares of common stock which, when added to the number of shares of common stock issued pursuant to any prior conversions of Series A Convertible Preferred Stock (including with respect to dividends), would exceed the conversion threshold, then (x) the converting stockholder is only entitled to convert an amount of Series A Convertible Preferred Stock, if any, that would not require us to issue shares of common stock that would exceed the conversion threshold, and (y) we must redeem for cash any portion of the Series A Convertible Preferred Stock (including accumulated and unpaid dividends) not then convertible as a result of the conversion threshold.
      If the Certificate of Amendment is approved, the conversion threshold provision of the Series A Certificate will be removed and the holders of the Series A Convertible Preferred Stock will be entitled to convert their shares (including accumulated and unpaid dividends) into shares of common stock without regard for the limit previously imposed by the conversion threshold provision. The removal of the conversion threshold provision may effectively permit the holders of the Series A Convertible Preferred Stock to receive a premium on a greater number of conversion shares than they could currently receive in the event they converted their shares prior to a merger, sale, liquidation or other significant corporate transaction involving our company, which would thereby reduce the amount of consideration available for distribution to holders of junior securities such as our common stock.
      The Series A Certificate sets forth certain liquidation preferences in favor of the Series A Convertible Preferred Stock. These preferences specify that in the event of any “Liquidation” (as defined in the Series A Certificate), which includes the liquidation, dissolution or winding up of our company, as well as certain mergers, consolidations and recapitalizations of the company and the sale of all or substantially all of our assets, after the liquidation preference payment to holders of Series B Convertible Preferred Stock as set forth in the subsection entitled “Certificate of Designation” in Proposal 1, the holders of our Series A Convertible Preferred Stock will receive their payments before any payments are made to the holders of other classes of our stock, including our common stock, that rank junior to the Series A Convertible Preferred Stock upon liquidation. Holders of Series B Convertible Preferred Stock and Series A Convertible Preferred Stock have the right to payment of their liquidation preference out of all of our assets available for distributions to stockholders before the holders of common stock will receive any distributions. The amount of any such payment would be determined pursuant to formulas set forth in the Series A Certificate.
      Because the Series B Convertible Preferred Stock, if issued, would rank senior to the Series A Convertible Preferred Stock upon liquidation, the Certificate of Amendment also amends the liquidation preference provisions of the Series A Certificate to reflect the issuance of the Series B Convertible Preferred Stock and to clarify the liquidation preferences of the Series A Convertible Preferred Stock in light of and with respect to the liquidation preferences of the Series B Convertible Preferred Stock. For an illustration of hypothetical liquidation payments to holders of MTI’s capital stock based on assumed circumstances, including the adoption of the Certificate of Amendment, see the subsection entitled “Certificate of Designation” in Proposal 1.
      The Certificate of Amendment also makes conforming changes to the preemptive rights granted to the Series A Convertible Preferred Stock to reflect the issuance of the Series B Convertible Preferred Stock. Among other things, the preemptive rights currently require us to, prior to issuing, selling or exchanging our securities in certain circumstances, offer the securities to the holders of the Series A Convertible Preferred Stock and allow them to purchase the securities on the same terms which we would otherwise issue, sell or exchange the securities to third parties. The Certificate of Amendment amends the preemptive rights contained in the Series A Certificate to conform those rights between the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. The preemptive rights of the Series A Convertible Preferred Stock will remain substantially identical to what they currently provide, and the preemptive rights of the Series B Convertible Preferred Stock will be substantially identical to those of the Series A Convertible Preferred Stock.
Reason for Stockholder Approval
      As noted in Proposal 1, our common stock is listed on The Nasdaq SmallCap Market and we are therefore subject to the Nasdaq 20% Rule. The Nasdaq 20% Rule requires that an issuer obtain stockholder approval prior to issuing common stock or securities convertible into or exercisable for common stock at a price less than the greater of market or book value of such securities (on an as-converted basis) if the issuance equals 20% or more of the common stock or voting power of the issuer outstanding before the transaction. Issuers can comply with this 20% limitation by placing a cap on the number of shares that can be issued in the transaction, such that there cannot, under any circumstances, be an issuance of 20% or more of the common stock or voting power previously outstanding.
      As part of our June 2004 Series A financing noted in Proposal 1, we issued shares of Series A Convertible Preferred Stock in a private placement to the Series A Purchasers. We were not required to obtain stockholder approval of the transaction under Nasdaq rules in part because the Series A Certificate contains a “conversion threshold” provision. As discussed above, the conversion threshold provision provides that if a stockholder seeks to convert shares of Series A Convertible Preferred Stock (including accumulated and unpaid dividends), and the conversion would require us to issue a number of shares of common stock which, when added to the number of shares of common stock issued pursuant to any prior conversions of Series A Convertible Preferred Stock (including with respect to dividends), would exceed the conversion threshold, then (x) the converting stockholder is only entitled to convert an amount of Series A Convertible Preferred Stock, if any, that would not require us to issue shares of common stock that would exceed the conversion threshold, and (y) we must redeem for cash any portion of the Series A Convertible Preferred Stock (including accumulated and unpaid dividends) not then convertible as a result of the conversion threshold. The conversion threshold contained in the Series A Certificate is currently 6,880,139 shares of common stock (subject to future adjustment for stock splits, stock dividends, recapitalizations and similar adjustments to our capital stock), which represents approximately 19.9% of the number of shares of our common stock that was outstanding when the Series A Convertible Preferred Stock was issued.
      Because we are proposing to remove the conversion threshold provision of the Series A Certificate, we are required under the Nasdaq 20% rule to obtain stockholder approval of the change. The other proposed changes to the Series A Certificate do not require stockholder approval pursuant to Nasdaq Marketplace Rules, but they will not be implemented unless this Proposal 2 is approved by our stockholders.
Interested Parties and Related Transactions
      The interests noted under “Interests of Directors in the Series B Financing and Relationships with the Purchasers” under Proposal 1 above are also applicable with respect to this Proposal 2.
Board Recommendation and Vote Required
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO ADOPT THE CERTIFICATE OF AMENDMENT TO THE SERIES A CERTIFICATE. The affirmative vote of (i) the holders of a majority of the outstanding shares of common stock (not including shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock) present in person or represented by proxy and entitled to vote at the Annual Meeting and (ii) the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, voting as a separate class, is required to approve this Proposal 2. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions are treated as represented at the meeting and will have the effect of votes against the proposal.
      If this Proposal 2 is approved by our stockholders, then the Series A Certificate will be amended as set forth in the Certificate of Amendment. However, if the Series B financing is not approved by our stockholders, then this proposal to amend the Series A Certificate will not be implemented, notwithstanding that it may have been approved by our stockholders. Furthermore, because receiving stockholder approval of the Certificate of Amendment is a condition of closing the Series B financing, if stockholder approval of this Proposal 2 is not obtained, the Series B financing, regardless of whether it was approved by stockholders, will not be consummated unless the Series B Purchasers, in their sole discretion, waive the condition.
PROPOSAL THREE
Election of Directors
      Our Board of Directors consists of seven persons, each serving until the next annual meeting of stockholders or until his successor has been duly elected and qualified.
      In accordance with the process described below under the heading “Nominating Committee — the Director Nominating Process” the Board of Directors has proposed the following nominees for election as directors by holders of common stock: Thomas P. Raimondi, Jr., Lawrence P. Begley, Franz L. Cristiani, William Mustard, John T. Repp and Kent D. Smith. Michael Pehl has been nominated for election as the Series A Director, which he currently serves as, by holders of Series A Convertible Preferred Stock. The persons named in the enclosed proxy intend to vote the proxy for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.
BOARD RECOMMENDATION AND VOTE REQUIRED
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW. The proxies given to the proxyholders will be voted or not voted as directed thereon, and if no direction is given, common stock will be voted “FOR” approval of Thomas P. Raimondi, Jr., Lawrence P. Begley, Franz L. Cristiani, William Mustard, John T. Repp, and Kent D. Smith, and Series A Convertible Preferred Stock will be voted “FOR” approval of Michael Pehl. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if the nominees should, for any reason, be unable or unwilling to serve, the proxies will be voted for the election of such other persons to the office of director as the Board of Directors may recommend in the place of such nominees.

NOMINEES FOR DIRECTOR
      The following table sets forth the names, ages and positions of all directors as of August 19, 2005. A summary of the background and experience of each of these individuals is set forth after the table.
      There are no family relationships among our directors or executive officers.
DIRECTORS

Name	Age	Position(s)	Committee(s)

Thomas P. Raimondi, Jr.	48	Chairman of the Board of Directors, President and Chief Executive Officer, Nominee
Lawrence P. Begley	49	Director, Nominee	Audit, Compensation and Nominating
Franz L. Cristiani(1)	63	Director, Nominee	Audit and Nominating
William Mustard	52	Director, Nominee
Michael Pehl(2)	44	Director, Nominee	Compensation and Nominating
John T. Repp	67	Director, Nominee	Compensation
Kent D. Smith(3)	56	Director, Nominee	Audit and Compensation

(1)	Chairman of the Audit Committee and Lead Director.

(2)	Chairman of the Nominating Committee, Series A Director. If Proposal 1 is approved by stockholders at the Annual Meeting, Mr. Pehl’s service on the Compensation Committee and the Nominating Committee will terminate promptly thereafter.

(3)	Chairman of the Compensation Committee.
      Thomas P. Raimondi, Jr. was named our President and Chief Executive Officer in December 1999 and Chairman of the Board of Directors in July 2002. Mr. Raimondi has been with our company since 1987. Mr. Raimondi was a member of the Board of Directors of The SCO Group, Inc. (formerly Caldera Systems Inc.), a software solutions provider company, from September 1999 to December 2004.
      Lawrence P. Begley was elected a director in February 2005. Mr. Begley is presently self-employed as a consultant and is a certified public accountant. From March 2000 to May 2001, Mr. Begley served as Executive Vice President, Chief Financial Officer and Treasurer for CCBN.com, a global leader in direct Internet communications between public companies and the investment community. From November 1999 to February 2000, Mr. Begley was Executive Vice President, Chief Financial Officer and Director for Razorfish, a global digital solutions provider. Mr. Begley has been a member of the Board of Directors of Keane, Inc., since May 2005. Mr. Begley also serves as a member of the Board of Directors of various privately held companies.
      Franz L. Cristiani was elected a director in December 2000. From 1976 to 1999, Mr. Cristiani was a partner with Arthur Andersen & Company, specializing in accounting services offered to public companies. Mr. Cristiani is presently self-employed. Mr. Cristiani has been a member of the Board of Directors of BioMarin Pharmaceutical Inc. since June 2002 and Nature’s Sunshine Products Inc., since May 2004. Mr. Cristiani also serves as a member of the Board of Directors of Vitasoy USA, a subsidiary of a Hong Kong public company and Accuray, Inc., a private company.
      William Mustard was elected a director in April 2005. Mr. Mustard is President and CEO of The Canopy Group, Inc., (“Canopy”) a technology venture fund, which seeds, incubates and accelerates emerging technology companies. Prior to joining Canopy, Mr. Mustard held a number of positions with the Stenbeck organization of companies including CFO of Millicom Inc., an international telecommunications and media group from 1992 to 1993; President and CEO of Great Universal Inc., a start-up investment holding company — a subsidiary of Millicom International Cellular S.A., from 1994 to 2003; and Managing Director of SISF, an international professional services organization providing business risk management, financial investigation and corporate governance services from 2000 to 2003. Mr. Mustard was also a Managing Director of Smooth Engine Inc., a growth consulting firm from 2003 to 2004.
      Michael Pehl was elected as a director in June 2004. Mr. Pehl is an Operating Partner of Advent International Corporation (“Advent”) since 2000. Prior to working with Advent, he was President and COO of Razorfish Inc., which he joined in 1999 following the merger of Razorfish and iCube. Mr. Pehl was Chairman and CEO of iCube from 1996 to 1999. Prior to iCube, he founded and spearheaded International Consulting Solutions (“ICS”), an SAP implementation and business process consultancy. Since August 2003, Mr. Pehl has served as a member of the Board of Directors of Aspen Technology, Inc., a provider of software and services company to the process industries. The holders of the Series A Convertible Preferred Stock are entitled to elect one director to our board. Mr. Pehl serves as the Series A director. See “Certain Relationships and Related Transactions,” below.
      John T. Repp has been a director since February 1998. Mr. Repp has been a sales consultant to several technology firms, including ours, since 1996. From 1989 to 1995, Mr. Repp was the Vice President of Sales for Seagate Technology, Inc., a software developer and manufacturer of disk drives. Prior to joining Seagate, Mr. Repp spent twenty-two years with Control Data Corporation in various positions in sales and operations.
      Kent D. Smith was elected a director of our company in August 2001. Mr Smith is Vice President, Business Development of Wily Technology. Mr. Smith was a partner with Smith, Diamond and Associates, a consulting firm specializing in sales and services consulting for technology companies, from February 2001 to June 2002. From 1995 to 2001, Mr. Smith was an Executive Vice President for Worldwide Sales with Legato Systems, Inc., an organization that delivers worldwide enterprise class software solutions and services.
      On March 10, 2005, Ralph J. Yarro, III and Darcy G. Mott resigned from our Board of Directors in conjunction with their resignation from their positions with Canopy. On March 18, 2005, director Val Kreidel passed away.
DIRECTORS’ FEES AND OPTIONS
      Each non-employee director receives annual compensation in the amount of $25,000, paid in quarterly installments at the beginning of each fiscal quarter. In addition, each Compensation Committee member, Audit Committee member, Chair of the Audit Committee and Lead Director receives annual fees of $2,500, $5,000, $5,000 and $15,000 respectively. Our employee director, Mr. Raimondi, did not receive any cash compensation for serving on the Board of Directors for the fiscal year ended April 2, 2005, but was reimbursed for expenses incurred in attending board meetings. Each non-employee director is included in our executive medical plan. During fiscal 2005, we paid $23,550 and $7,180 for medical expenses not otherwise covered by insurance for Messrs. Cristiani and Repp, respectively.
      Our non-employee directors are permitted to participate in our investment and tax planning program. During fiscal year 2005, no expenses were reimbursed to, or fees incurred on behalf of, any non-employee director under this program.
      Each non-employee director is granted a nonqualified option to purchase 50,000 shares of common stock under the 2001 Non-Employee Director Option Program (the “Program”) upon election or appointment to the Board of Directors. In addition, the Program provides that each non-employee director who is a director immediately prior to an annual meeting of our stockholders and who continues to be a director after such meeting, provided that such director has served as such for at least 11 months, will be granted an option to purchase 25,000 shares of common stock on the related annual meeting date. Options granted under the Program vest and become exercisable in three equal installments on each anniversary of their respective grant date. On September 8, 2004, we granted each non-employee director other than Mr. Pehl an option to purchase 25,000 shares of common stock with an exercise price of $2.08. Mr. Pehl was granted an option to purchase 50,000 shares of common stock with an exercise price of $3.15 on his election in June 2004.

Mr. Begley was granted an option to purchase 50,000 shares of common stock with an exercise price of $2.70 on his election in February 2005. Mr. Mustard was granted an option to purchase 50,000 shares of common stock with an exercise price of $1.46 on his election in April 2005. Immediately after our Annual Meeting, Messrs. Cristiani, Pehl, Repp and Smith will be granted options to purchase 25,000 shares of common stock at the fair market value on such date.
DIRECTOR INDEPENDENCE
      The Board of Directors has determined that each member of the board is currently an “independent director” as defined in Rule 4200(a) (15) of the Nasdaq Marketplace Rules, with the exception of Mr. Raimondi, our Chief Executive Officer. In reaching this conclusion, the board considered all relevant facts and circumstances with respect to any direct or indirect relationships between our company and each of the non-management directors. The board determined that any relationships that now exist, or may have existed in the past, between our company and each of the non-management directors have no material effect on their independence and do not otherwise disqualify any of them from being deemed an independent director under applicable Nasdaq Marketplace Rules.
      In accordance with the Board of Directors’ independence determination, and assuming the consummation of the Series B financing, five of the seven current members of the board are independent directors. All of the members of the standing committees of the board are currently independent directors. If Proposal 1 receives requisite approval from stockholders at the Annual Meeting, however, Mr. Pehl will no longer be deemed an independent director under applicable Nasdaq rules and will resign or be removed from his positions on the Compensation Committee and the Nominating Committee promptly thereafter.
COMMUNICATIONS WITH THE BOARD
      Stockholders and other parties interested in communicating with the non-management directors as a group may do so by writing to the Board of Directors, c/o Corporate Secretary, MTI Technology Corporation, 14661 Franklin Avenue, Tustin, California 92780. The Secretary will review and forward to the appropriate members of the board copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the board or its committees or that the Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the board’s Audit Committee.
CODE OF BUSINESS CONDUCT
      We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. Our Code of Business Conduct and Ethics can be found on our website at www.mti.com. We will provide a copy of the Code to any person, without charge, upon written request to our Corporate Secretary.
COMMITTEES OF THE BOARD
      Our Board of Directors currently has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee.
      Audit Committee. The members of the Audit Committee during fiscal year 2005 were Messrs. Begley, Cristiani, Repp, and Smith. Mr. Cristiani serves as the Chairman of the Audit Committee. On February 10, 2005, Mr. Begley was appointed a member of the Audit Committee. On July 23, 2004, our Board of Directors adopted the Amended and Restated written Charter for the Audit Committee. The Amended and Restated Charter of the Audit Committee can be found on our website at www.mti.com. The Board of Directors has determined that each of the members of the Audit Committee is independent as defined in applicable rules of

Nasdaq and the Securities and Exchange Commission. The functions of the Audit Committee are discussed in the charter, and include:

•	appointing, compensating and overseeing of our independent auditors;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	reviewing and approving all related party transactions;

•	discussing earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

•	producing an annual report for inclusion in our Proxy Statement, in accordance with applicable rules and regulations.
      Mr. Cristiani was a partner with Arthur Andersen from 1976 to 1999, specializing in accounting services provided to public companies. The Board of Directors has determined that Mr. Cristiani is an “audit committee financial expert” as defined under the applicable rules of the Securities and Exchange Commission and has the requisite financial sophistication as defined under the applicable rules of Nasdaq. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules of Nasdaq.
      Compensation Committee. The members of the Compensation Committee during fiscal year 2005 were Messrs. Mott, Pehl, Repp and Smith. Mr. Smith serves as the Chairman of the Compensation Committee. On March 10, 2005, Mr. Mott resigned from the Board of Directors and all committees on which he served. The Board of Directors has determined that each of the members of the Compensation Committee is an independent director as defined in applicable Nasdaq rules. If Proposal 1 receives requisite approval from stockholders at the Annual Meeting, however, Mr. Pehl will no longer be deemed an independent director under applicable Nasdaq rules and will resign or be removed from his position on the Compensation Committee promptly thereafter. The Compensation Committee reviews and approves salary and bonus levels and stock option grants for executive officers and administers our 2001 Stock Incentive Plan.
      Nominating Committee. The members of the Nominating Committee during fiscal year 2005 were Messrs. Begley, Cristiani, Pehl, and Yarro. On March 10, 2005, Mr. Yarro, who was the Chairman of the Nominating Committee resigned from the Board of Directors and all committees on which he served. In March 2005, Mr. Pehl was elected Chairman of the Nominating Committee and Mr. Begley was appointed a member of the Nominating Committee. The Board of Directors has determined that each of the members of the Nominating Committee is an independent director as defined in applicable Nasdaq rules. If Proposal 1 receives requisite approval from stockholders at the Annual Meeting, however, Mr. Pehl will no longer be deemed an independent director under applicable Nasdaq rules and will resign or be removed from his position on the Nominating Committee promptly thereafter. The Nominating Committee identifies individuals qualified to become members of the Board of Directors and recommends to the Board of Directors the director nominees for the next annual meeting of stockholders. The Board of Directors has established the goals and procedures described below for the Nominating Committee in order for it to carry out these functions. A copy of the Goals and Procedures of the Nominating Committee can be found on our website at www.mti.com.
      The Director Nominating Process. In identifying new board candidates, the Nominating Committee will seek recommendations from existing board members and executive officers. In addition, the Nominating Committee intends to consider any candidates that may have been recommended by any of our stockholders who have chosen to make those recommendations in accordance with the procedures described below. The Nominating Committee also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist in identifying qualified candidates for the board.
      In assessing and selecting board candidates, the Nominating Committee will consider such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience; the candidate’s reputation for integrity; and the candidate’s participation in local community and local, state, regional or national charitable organizations. When selecting a nominee from among candidates considered, the Nominating Committee will conduct background inquiries of and interviews with the candidates the Nominating Committee members believe are best qualified to serve as directors. The Nominating Committee members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of our company, including membership on board committees; whether the candidate’s skills and experience would add to the overall competencies of the board; and whether the candidate has any special background or experience relevant to our business.
      Stockholder Recommendation of Board Candidate. Any stockholder desiring to submit a recommendation for consideration by the Nominating Committee of a candidate that the stockholder believes is qualified to be a board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Nominating Committee not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the recommendation must be received within a reasonable time before we begin to print and mail our proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and of the person or persons being recommended for consideration as a candidate for board membership; (ii) the number of shares of voting stock of our company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, that relate to the election of our board of directors, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder and any other person or persons (naming such other person or persons); (iv) such other information regarding each such recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. Such nominations should be sent to the Nominating Committee, c/o Corporate Secretary, MTI Technology Corporation, 14661 Franklin Avenue, Tustin, California 92780.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      As of April 2, 2005, the Compensation Committee consisted of Messrs. Pehl, Repp, and Smith. None of these persons is or has been an officer or employee of our company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks among our company and other entities involving its executive officers and members of the Board of Directors who serve as executive officers of such entities.
ATTENDANCE AT BOARD, COMMITTEE AND ANNUAL MEETINGS
      During the fiscal year ended April 2, 2005, the Board of Directors met 9 times. In addition, the Audit Committee, Compensation, Nominating Committees met 7, 10, and 4 times, respectively. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and all committees on which such director served. All directors then serving, except for Mr. Smith, attended last year’s Annual Meeting of the Stockholders.

EXECUTIVE OFFICERS
      The following table sets forth the names and ages of all executive officers of our company as of August 19, 2005. A summary of the background and experience of each of these individuals is set forth below.

Name	Age	Position(s)

Thomas P. Raimondi, Jr.	48	Chairman, President and Chief Executive Officer
Jon Caputo	59	Executive Vice President, Worldwide Operations
Keith Clark	51	Executive Vice President, European Operations
Scott Poteracki	52	Executive Vice President, Chief Financial Officer and Secretary
Richard L. Ruskin	46	Executive Vice President, U.S. Sales and Marketing
      Thomas P. Raimondi, Jr. was named our President and Chief Executive Officer in December 1999 and Chairman of the Board of Directors in July 2002. From April 2001 until July 2002, Mr. Raimondi was Vice Chairman of the Board of Directors. From July 1998 to December 1999, Mr. Raimondi was our Chief Operating Officer. Mr. Raimondi served as Senior Vice President and General Manager from May 1996 until July 1998 and was Vice President, Strategic Planning, Product Marketing and Director of Marketing from 1987 until May 1996. Mr. Raimondi joined our company in 1987. Mr. Raimondi was a member of the Board of Directors of The SCO Group, Inc. (formerly Caldera Systems Inc.) from September 1999 to December 2004.
      Jon Caputo was appointed our Executive Vice President, Worldwide Operations in May 2005. Mr. Caputo served as Vice President of Americas Professional Services from 1999 to 2005 for Sun Microsystems, Inc. From 1997 to 1998, Mr. Caputo was Vice President of Customer Operations and Professional Services for New World Systems Corporation, a software company specializing in public sector applications. Before joining New World Systems, he held a number of Sales and Service Management positions from 1971 to 1996 with Digital Equipment Corporation, including Vice President, Americas Systems Integration; Vice President, Asia Pacific Integration Services; Director, Global Systems Integration Business Development. Mr. Caputo has served as a member of the Board of Directors for the Carnegie Group, Inc.; a member of the Board of Advisors for Equinox Solutions, Inc.; and a member of the customer Advisory Board for Encore Solutions.
      Keith Clark was named Executive Vice President, European Operations in May 2005. From February 2003 to May 2005, Mr. Clark was our Executive Vice President, Worldwide Operations. Mr. Clark served as Senior Vice President and General Manager Europe from April 2000 to February 2003 and as Vice President European Operations from April 1994 to April 2000. Mr. Clark joined our company in January 1990 as European Client Services Manager. Before joining MTI, Mr. Clark served in a number of senior management positions within Europe during a ten-year period for System Industries, Inc., a data-storage company in the DEC marketplace.
      Scott Poteracki was named Executive Vice President, Chief Financial Officer, and Secretary in November 2004. Prior to joining MTI, from October 2002 to November 2004, Mr. Poteracki was Chief Financial Officer for Cray, Inc., a provider of high-performance computing solutions. Mr. Poteracki served as Corporate Controller and Senior Director, Finance at Broadcom, Inc., from 2000 to 2002. Before joining Broadcom, Mr. Poteracki worked at Motorola, Inc. for more than 20 years, in various accounting/finance roles, including most recently as Corporate Director of Finance for their Internet & Networking Group.
      Richard L. Ruskin was named Executive Vice President, U.S. Sales and Marketing in September 2003. Mr. Ruskin rejoins us in the role he held at MTI from 1997 to 2001. Mr. Ruskin spent a total of 11 years at MTI, starting as Regional Sales Manager in 1990 and eventually running the sales and marketing efforts for several years. Between 2001 and 2003, Mr. Ruskin ran the sales and field operations organization for Storability Software, a provider of storage management software. Prior to joining MTI in 1990, Mr. Ruskin spent seven years in various sales management positions at System Industries, a pioneer in the plug compatible storage industry. Mr. Ruskin has now spent the last 22 years exclusively in the data storage business.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that our executive officers and directors file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission (“SEC”). Based solely on our review of the Forms 3, 4 and 5 filed by or on behalf of our executive officers and directors, we believe that, during the fiscal year ended April 2, 2005, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with pursuant to the SEC rules, except that late filings on Forms 3 and 4 were made on March 2, 2005 by Mr. Begley with respect to his initial statement of beneficial ownership upon his election as a director and a stock option grant of 50,000 shares on February 10, 2005, respectively; a late filing on Form 4 for Mr. Cristiani was made on March 1, 2005 relating to the purchase of 10,000 shares of common stock that occurred on November 26, 2004; and a late filing on Form 4 for Mr. Ruskin was made on December 3, 2004 relating to a stock option grant of 150,000 shares on November 11, 2004.
EQUITY SECURITIES AND PRINCIPAL HOLDERS THEREOF
      As of August 19, 2005, we had two classes of voting securities: common stock and Series A Convertible Preferred Stock. Subject to applicable Nasdaq rules, the Series A Convertible Preferred Stock votes on an as-converted basis (currently equal to 8.5369 votes per share) with the common stock, except that the Series A Convertible Preferred Stock does not vote on the election of directors other than the Series A Director. The Series A Convertible Preferred Stock is also entitled to a separate class vote with respect to certain significant corporate actions, as described in “Certain Relationships and Related Transactions” and as set forth in the Certificate of Designation governing the Series A Convertible Preferred Stock.

      The following tables set forth certain information regarding the beneficial ownership of our voting stock as of August 19, 2005, by (i) each person known by us to own more than 5% of such shares, (ii) each of our directors, (iii) our Chief Executive Officer and each of our named executive officers, and (iv) all of our directors and executive officers as a group. Ownership information has been supplied by the persons concerned.
COMMON STOCK

	Shares Beneficially
	Owned(2)

Name and Address of Beneficial Owner(1)	Number	Percent

The Canopy Group, Inc(3)	14,463,285	40.75%
333 South 520 West, Suite 300 Lindon, Utah 84042
Advent International Corporation(4)	5,347,671	13.09%
75 State Street, 29th Floor Boston, MA 02109
EMC Corporation(5)	1,944,607	5.19%
176 South Street Hopkinton, MA 01748
Thomas P. Raimondi, Jr.(6)	910,569	2.50%
Lawrence P. Begley	0	*
Franz L. Cristiani(7)	120,001	*
William Mustard(8)	14,463,285	40.75%
Michael Pehl(9)	5,364,338	14.62%
John T. Repp(10)	105,001	*
Kent D. Smith(11)	100,001	*
Nick Boland(12)	516,268	1.43%
Jon Caputo(13)	15,000	*
Keith Clark(14)	756,245	2.09%
Scott Poteracki(15)	167,043	*
Richard L. Ruskin(16)	249,876	*
All directors and officers as a group (12 persons)(17)	22,767,627	57.61%

*	Less than 1%

SERIES A CONVERTIBLE PREFERRED STOCK

	Shares Beneficially
	Owned(2)

Name and Address of Beneficial Owner	Number	Percent

Digital Media & Communications III Limited Partnership(18)	87,007	15.35
Digital Media & Communications III-A Limited Partnership(18)	41,661	7.35
Digital Media & Communications III-B Limited Partnership(18)	15,418	2.72
Digital Media & Communications III-C Limited Partnership(18)	216,073	38.12
Digital Media & Communications III-D C.V.(18)	28,568	5.04
Digital Media & Communications III-E C.V.(18)	19,045	3.36
Advent Partners DMC III Limited Partnership(18)	6,122	1.08
Advent Partners II Limited Partnership(18)	1,757	0.31
EMC Corporation(19)	151,146	26.67
Total	566,797	100.00

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o MTI Technology Corporation, Attn: Corporate Secretary, 14661 Franklin Avenue, Tustin, California 92780.

(2)	The number and percentage of shares beneficially owned have been determined in accordance with the rules of the Securities and Exchange Commission, and are based on 35,493,360 issued and outstanding shares of our common stock (not including shares issuable upon exercise of options or warrants) and 566,797 issued and outstanding shares of Series A Convertible Preferred Stock, each as of August 19, 2005. As of August 19, 2005, each share of Series A Convertible Preferred Stock was convertible into 10 shares of common stock, and the Common Stock table reflects ownership of Series A Convertible Preferred stock on an as-converted basis. Holders of our Series A Convertible Preferred Stock generally vote with holders of our common stock on an as-converted basis on any matter (other than the election of directors) presented for stockholder action or consideration, except that the maximum number of votes represented by each share of Series A Convertible Preferred Stock is 8.5369 (subject to adjustment for stock splits, recapitalizations and similar adjustments to our capital stock). Except as otherwise indicated and subject to the effect of applicable community property laws, we believe that the persons named in this table have sole voting and investment power with respect to all shares.

(3)	Based on the Schedule 13G filed with the SEC on February 24, 2004.

(4)	Based on the Schedule 13D filed with the SEC on June 29, 2004. Includes 1,191,159 shares issuable upon exercise of warrants. Please see discussion regarding the June 2004 private placement and the proxy agreement among Canopy and the Series A investors under “Certain Relationships and Related Transactions.” Excludes any shares to be purchased in the Series B financing and the impact of any antidilution adjustment in the Series A Convertible Preferred Stock that may result from the Series B financing, as discussed in Proposal 1.

(5)	Based on the Schedule 13D filed with the SEC on October 15, 2004. Includes 433,149 shares issuable upon exercise of warrants. Please see discussion regarding the June 2004 private placement and the proxy agreement among Canopy and the Series A investors under “Certain Relationships and Related Transactions.” Excludes any shares or warrants to be purchased in the Series B financing and the impact of any antidilution adjustment in the Series A Convertible Preferred Stock that may result from the Series B financing, as discussed in Proposal 1.

(6)	Includes 880,569 issuable upon exercise of options exercisable within 60 days of August 19, 2005.

(7)	Includes 110,001 shares issuable upon exercise of options exercisable within 60 days of August 19, 2005.

(8)	Represents shares owned by Canopy. Mr. Mustard is President and Chief Executive Officer of Canopy. Mr. Mustard was appointed a director on April 27, 2005. Except to the extent of his pecuniary interest therein, Mr. Mustard disclaims beneficial ownership of all shares held by Canopy.

(9)	Represents shares and warrants owned by Advent International Corporation, plus 16,667 shares issuable upon exercise of options within 60 days of August 19, 2005. Mr. Pehl is an Operating Partner of Advent. Except to the extent of his pecuniary interest therein, Mr. Pehl disclaims beneficial ownership of all shares held by Advent. Please see discussion regarding the June 2004 private placement and the proxy agreement among Canopy and the Series A investors under “Certain Relationships and Related Transactions.”

(10)	Represents 105,001 shares issuable upon exercise of options exercisable within 60 days of August 19, 2005.

(11)	Represents 100,001 shares issuable upon exercise of options exercisable within 60 days of August 19, 2005.

(12)	Includes 515,268 shares issuable upon exercise of options exercisable within 60 days of August 19, 2005. Mr. Boland resigned as Senior Vice President European Finance on May 31, 2005.

(13)	Jon Caputo was elected as an officer on May 25, 2005.

(14)	Includes 756,033 shares issuable upon exercise of options exercisable within 60 days of August 19, 2005.

(15)	Mr. Poteracki was elected as an officer on November 17, 2004. Includes 107,043 shares issuable upon exercise of options exercisable within 60 days of August 19, 2005.

(16)	Includes 245,876 shares issuable upon exercise of options exercisable within 60 days of August 19, 2005.

(17)	Represents shares held by entities affiliated with directors and executive officers as described above, including an aggregate of 4,027,618 shares issuable upon exercise of stock options and warrants exercisable within 60 days of August 19, 2005.

(18)	The address for this entity is c/o Advent International Corporation, 75 State Street, 29th Floor, Boston, Massachusetts 02109. Advent International Corporation holds sole voting and investment power (including dispositive power) over the securities held by this entity. Michael Pehl, one of our directors, is a Partner with Advent International Corporation, and therefore exercises voting and investment power (including dispositive power), over the shares held by this entity. Mr. Pehl disclaims beneficial ownership of the shares held by this entity, except to the extent of his pecuniary interest therein.

(19)	The address for EMC Corporation is 176 South Street, Hopkinton, MA 01748.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHER INFORMATION
      The following table sets forth for each of our last three completed fiscal years, the compensation of Thomas P. Raimondi, Jr., our Chairman, President and Chief Executive Officer, and our four most highly compensated executive officers as of the fiscal year ended April 2, 2005 (collectively, the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE

							Long Term Compensation
							Awards

		Annual Compensation							Number of
							Restricted		Securities
					Other Annual		Stock		Underlying	All Other
		Salary		Bonus	Compensation		Award(s)		Options	Compensation
Name and Principal Position	Year	($)		($)	($)		($)		(#)	($)

Thomas P. Raimondi, Jr.	2005	337,000	(1)	—	*		540,000	(2)	300,000	39,784	(3)
President, Chief Executive	2004	337,000		—	*		450,000		450,000	30,968	(4)
Officer and Chairman of	2003	353,687		—	*		336,000		336,000	18,653	(3)
the Board
Nick Boland(5)	2005	359,847	(6)	—	57,093	(7)	—		—	8,293	(8)
Senior Vice President,	2004	340,414	(6)	—	52,566	(7)	—		150,000	8,420	(8)
European Finance
Keith Clark	2005	362,657	(9)	—	47,368	(10)	—		90,000	6,756	(11)
Executive Vice President,	2004	330,333	(9)	26,782	41,218	(10)	—		200,000	6,222	(11)
European Operations	2003	302,619	(9)	—	31,821	(10)	—		250,000	6,111	(11)
Scott Poteracki(12)	2005	109,039	(13)	25,000	79,500	(14)	—		350,000	6,018	(15)
Executive Vice President, Chief Financial Officer and Secretary
Richard L. Ruskin(16)	2005	364,447	(17)	10,379	*		—		150,000	8,529	(18)
Executive Vice President,	2004	158,654		—	*		—		200,000	618	(4)
U.S. Sales And Marketing

*	Amount does not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the individual.

(1)	Effective May 25, 2005, Mr. Raimondi’s annual base salary was increased from $337,000 to $400,000.

(2)	200,000 shares of Restricted Stock awarded on February 10, 2005, multiplied by the closing price of our Common Stock on the Nasdaq SmallCap Market on February 10, 2005 ($2.70). Shares vest over 3 years, 33.33% on the first anniversary of the date of grant and the remaining unvested shares will vest 4.16% at the end of the 13th month and each month thereafter.

(3)	Includes the amounts of $36,812 and $18,013 for medical reimbursements for fiscal year 2005 and 2003, respectively. Also includes the amounts of $830 and $640 for life insurance premium for fiscal year 2005 and 2003, respectively, paid by us with respect to term life insurance for the benefit of the Named Executive Officers. Also includes the amount of $2,142 for reimbursement of tax planning expenses incurred by Mr. Raimondi for fiscal year 2005.

(4)	Represents medical reimbursements.

(5)	Mr. Boland was elected as an officer on August 21, 2003 and his employment terminated on May 31, 2005. Pursuant to the terms of the Severance and Release Agreement between Mr. Boland and us, Mr. Boland received severance benefits on June 30, 2005, as more fully described under “Certain Relationships and Related Transactions” and in the Severance and Release Agreement, included as an exhibit to the Form 8-K filed with the SEC on April 6, 2005.

(6)	Mr. Boland’s salary was paid in Euro and translated to U.S. Dollars at the applicable exchange rates. The annual increases were due to the weakening U.S. Dollar.

(7)	Includes the amounts of $30,306 and $27,107 for auto allowance for fiscal year 2005 and 2004, respectively. Also includes the amounts of $26,787 and $25,459 for pension for fiscal year 2005 and 2004, respectively.

(8)	Includes the amounts of $3,757 and $4,100 for medical reimbursements for fiscal year 2005 and 2004, respectively. Also includes the amounts of $4,536 and $4,320 for life insurance premium paid by us for fiscal year 2005 and 2004, respectively, with respect to term life insurance for the benefit of the Named Executive Officers.

(9)	Mr. Clark’s salary was paid in British Pounds and translated to U.S. Dollars at the applicable exchange rates. The annual increases were due to the weakening U.S. Dollar against the British Pound. Mr. Clark’s annual base salary has not changed since fiscal year 2002.

(10)	Includes the amounts of $26,528, $22,025, and $17,024 for auto allowance for fiscal year 2005, 2004, and 2003, respectively. Also includes the amounts of $20,840, $19,193, and $14,797 for pension for fiscal year 2005, 2004, and 2003, respectively.

(11)	Includes the amounts of $2,721, $2,506, and $2,732 for medical reimbursements for fiscal year 2005, 2004, and 2003, respectively. Also includes the amounts of $4,035, $3,716, and $3,379 for life insurance premium paid by us for fiscal year 2005, 2004, and 2003, respectively, with respect to term life insurance for the benefit of the Named Executive Officers.

(12)	Mr. Poteracki joined us in November 2004.

(13)	Mr. Poteracki’s current annual base salary is $270,000.

(14)	Includes the amounts of $4,500 for auto allowance and $75,000 for relocation costs for fiscal year 2005.

(15)	Includes the amounts of $4,410 for medical reimbursements and $1,607 for life insurance premium paid by us for fiscal year 2005 with respect to term life insurance for the benefit of the Named Executive Officers.

(16)	Mr. Ruskin joined us in September 2003.

(17)	Includes the amount of $139,447 for commissions. Mr. Ruskin’s current annual base salary is $225,000.

(18)	Includes the amounts of $7,974 for medical reimbursements and $555 for life insurance premium paid by us for fiscal year 2005 with respect to term life insurance for the benefit of the Named Executive Officers.
SUMMARY OF OPTION GRANTS
      The following table sets forth the individual grants of stock options made by us during the fiscal year ended April 2, 2005 to each of the Named Executive Officers.
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

		% of Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees	Exercise		Option Term(2)
	Options	in Fiscal	Price	Expiration
Name	Granted (#)	Year(1)	($/Sh)(1)	Date	5% ($)	10% ($)

Thomas P. Raimondi, Jr.(3)	300,000	13%	2.70	02/10/2015	509,404.65	1,290,931.39
Keith Clark(3)	90,000	4%	2.70	02/10/2015	152,821.39	387,279.42
Scott Poteracki(4)	350,000	15%	1.74	11/11/2014	382,996.83	970,589.16
Richard L. Ruskin(4)	150,000	6%	1.74	11/11/2014	164,141.50	415,966.78

(1)	Based on an aggregate of 2,331,000 options granted to directors and employees in fiscal year 2005, including the Named Executive Officers.

(2)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term.

(3)	Messrs. Raimondi and Clark received options to purchase common stock on February 10, 2005. An aggregate of 1/6 of the shares of common stock subject to the options will vest six months from the February 10, 2005 grant date of the options. The remainder of the shares of common stock subject to the options will vest in equal monthly installments over the 30-month period thereafter, with the options becoming fully vested on February 10, 2008, or three years from the grant date.

(4)	Messrs. Poteracki and Ruskin received options to purchase common stock on November 11, 2004. An aggregate of 1/6 of the shares of common stock subject to the options vested six months from the November 11, 2004 grant date of the options. The remainder of the shares of common stock subject to the options will vest in equal monthly installments over the 30-month period thereafter, with the options becoming fully vested on November 11, 2007, or three years from the grant date.
      All options grants presented within this table have provisions accelerating the vesting in the event of a change in control.
SUMMARY OF OPTIONS EXERCISED
      The following table sets forth information concerning exercises of stock options during the year ended April 2, 2005 by each of the Named Executive Officers and the value of unexercised options at April 2, 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Number of Securities
			Underlying Unexercised	Value of Unexercised
			Options at Fiscal	In-the-Money Options
			Year End (#)	at Fiscal Year End ($)
Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise (#)	Realized(1)($)	Unexercisable	Unexercisable(2)

Thomas P. Raimondi, Jr.	—	—	738,839/549,899	205,510/0
Nick Boland	—	—	527,748/50,502	127,562/0
Keith Clark	—	—	696,435/207,315	301,458/0
Scott Poteracki	—	—	0/350,000	0/0
Richard L. Ruskin	—	—	150,000/200,000	0/0

(1)	Value realized is based on estimated fair market value of Common Stock on the date of exercise minus the exercise price.

(2)	Value is based on the closing price of our Common Stock on the Nasdaq SmallCap Market as of April 2, 2005 ($1.69), minus the exercise price.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
      The following table sets forth information about stock that may be issued upon exercise of options and warrants under all of our equity compensation plans as of April 2, 2005.

Number of
Securities
Remaining
			Weighted-	Available for
	Number of		Average	Future Issuance
	Securities to be		Exercise Price	Under Equity
	Issued Upon		per Share of	Compensation
	Exercise of		Outstanding	Plans (Excluding
	Outstanding		Options,	Securities
	Options, Warrants		Warrants and	Reflected in
	and Rights		Rights	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	11,714,726		$4.06	1,198,893	(1)(2)
Equity compensation plans not approved by security holders	1,831,548	(3)	4.66	—

Total	13,546,274		$4.15	1,198,893

(1)	Includes 788,091 shares of common stock currently available for future issuance under our 2001 Employee Stock Purchase Plan.

(2)	Each January 1, the aggregate number of shares of common stock available for issuance under our 2001 Stock Incentive Plan is increased by a number equal to three percent (3%) of the number of shares of common stock outstanding as of December 31 of the immediately preceding calendar year.

(3)	Represents a warrant to purchase 150,000 shares of our common stock at an exercise price of $18.75 per share. The warrant was issued in August 1999 (and expires in August 2009) to an individual affiliated with Canopy in connection with services provided to us. The warrant was fully exercisable at April 2, 2005. Also includes warrants to purchase 57,240 shares of our common stock at an exercise price of $12.00 per share. The warrants were issued in February 1998 to individuals affiliated with GB Storage in connection with a French distribution agreement and expire February 2008. The warrants were fully exercisable at April 2, 2005. Also includes warrants to purchase 1,624,308 shares of our common stock issued in June 2004 to holders of the Series A Convertible Preferred Stock at an exercise price of $3.10 per share. The warrants are currently fully exercisable and expire in June 2015.
EMPLOYMENT AND SEVERANCE ARRANGEMENTS
      Each of the Named Executive Officers, except for Keith Clark, are “at-will” employees. Currently, we have no written or oral employment arrangements with the Named Executive Officers, except for an employment contract that we entered into with Mr. Clark dated July 5, 2000, a copy of which is filed as an exhibit to our Annual Report on Form 10-K, as amended, for the fiscal year ended April 2, 2005. Pursuant to the terms of our employment contract with Mr. Clark, each party is generally required to give the other six months notice of termination, which is measured from the end of the calendar quarter in which notice is given, but we are permitted to dismiss Mr. Clark without notice if he has been guilty of gross misconduct.
      We have entered into an Indemnification Agreement with each of or our executive officers, including the Named Executive Officers. The form of Indemnification Agreement is on file with the SEC. Pursuant to the terms of each Indemnification Agreement, we are generally obligated to indemnify the executive officer, to the fullest extent permitted by law, against any expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any suit or proceeding related to the fact that the executive officer is or was an officer of the company. The Indemnification Agreements also generally obligate us, to the extent permitted by law, to advance indemnifiable expenses to the executive officers. Our bylaws also require that we indemnify and advance expenses to our executive officers to the fullest extent permitted by law.

      On May 25, 2005, the Compensation Committee of the Board of Directors adopted an executive bonus plan effective May 25, 2005. Currently, Messrs. Raimondi, Poteracki and Caputo are eligible to participate in the executive bonus plan, and they are eligible for bonuses of $120,000, $90,000 and $90,000, respectively. Under the executive bonus plan, eligible executive officers may earn annual incentive compensation with the following guidelines:

•	any incentive payments earned will be paid during the first quarter following the close of the current fiscal year;

•	annual operating profitability for the Company, as determined by the Compensation Committee in its discretion, is a prerequisite for any annual incentive payments; and

•	the specific incentive elements for each executive will be established by the Compensation Committee based on the approved annual financial plan.
      We have entered into Severance Agreements with all Named Executive Officers and Messrs. Kevin Clark and Todd Williams. These agreements have one-year terms (except for the agreements with Messrs. Raimondi and Keith Clark, which have two-year terms) and are automatically renewable for successive one-year terms thereafter. Pursuant to their terms, if the executive’s employment is terminated within 12 months of a change in control (as defined in the agreement), the level of benefits the executive will receive depends on the reason for such termination. If the termination is for cause (as defined in the agreement), by reason of the executive’s disability or death or by the employee for other than “good reason” (as defined in the agreement), we will pay the employee all accrued, unpaid compensation, and, except where terminated by us for cause, a pro rata portion of the annual bonus under any bonus plan then in effect. If the executive is terminated for any other reason by us or the executive terminates his employment with “good reason,” we will pay to the executive (i) all accrued, unpaid compensation, (ii) a pro rata portion of the annual bonus under any bonus plan and (iii) an amount equal to one year of annual base salary and annual bonus under any bonus plan then in effect, and, for a period of 12 months following termination, will provide the executive and his dependents medical insurance benefits. Each of the Severance Agreements are on file with the SEC.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      Currently, the Compensation Committee members are Lawrence P. Begley, Michael Pehl, John T. Repp and Kent D. Smith. Mr. Smith serves as the Chairman of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is an “independent director” as defined in Nasdaq Marketplace Rule 4200(a)(15). If Proposal 1 receives requisite approval from stockholders at the Annual Meeting, Mr. Pehl will no longer be deemed an independent director under applicable Nasdaq rules and will resign or be removed from his position on the Compensation Committee promptly thereafter. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of executive officers, including the Chief Executive Officer and the other Named Executive Officers. The Compensation Committee has furnished the following report on executive compensation:
COMPENSATION COMMITTEE REPORT
June 22, 2005
      The Compensation Committee (“Committee”) of the Board of Directors reviews and administers the company’s various incentive plans, including the cash compensation levels of members of management, the company’s bonus plan and the company’s stock incentive plans.
      General Compensation Policy. The Committee’s fundamental compensation policy is to make a substantial portion of an executive’s total potential compensation contingent upon the financial performance of the company. Accordingly, in addition to each executive’s base salary, the company offers stock option awards to provide incentives to the executive officers through an equity interest in the company. The Committee believes that the stockholders benefit by aligning the long-term interests of stockholders and employees.

      Stock Option Awards. The company has granted stock options under its various stock option plans generally at prices equal to the fair market value of the company’s Common Stock at the date of grant. The grants to executive officers are based on their responsibilities and relative positions in the company and are considered an integral component of total compensation. The Committee believes the granting of options to be beneficial to stockholders, because such grants increase management’s incentive to enhance stockholder value. Option grants were proposed by the Chief Executive Officer and reviewed by the Committee based on the individual’s potential contribution to the company’s overall performance. No specific quantitative weight was given to any particular performance measure. The Committee believes that stock option grants are necessary to retain and motivate key employees of the company.
      Chief Executive Officer Compensation. In March 2000, the base annual salary rate of Mr. Raimondi, the Chief Executive Officer, was set at $425,000 upon recommendation by the Committee and approval of the Board of Directors. That salary was determined primarily based upon the Committee’s review of the salaries of chief executive officers at companies in the computer industry of similar size and in the same geographic area as the company. In July 2002, Mr. Raimondi voluntarily reduced, on a temporary basis, his base annual salary rate to assist in the company’s cost-cutting efforts. The reduced salary rate was in effect at the end of the fiscal year and Mr. Raimondi’s total annual salary as of the fiscal year ended April 2, 2005 was $337,000. At this point in the company’s history, the Committee feels that equity incentive based compensation for Mr. Raimondi is in the best interests of the company and its stockholders, in that it preserves cash, and is the best method of compensating Mr. Raimondi in that equity incentive compensation better aligns Mr. Raimondi’s compensation with the interests of the company’s stockholders. Stock option grants to Mr. Raimondi are currently generally determined by the Board of Directors, upon recommendation of the Committee, based upon operational and financial accomplishments. Mr. Raimondi was awarded options to purchase 300,000 shares of Common Stock during fiscal 2005. The options were granted on February 10, 2005 at the fair market value exercise price per share and will fully vest on February 10, 2008. On February 10, 2005, Mr. Raimondi was also awarded 200,000 shares of Restricted Stock at the nominal exercise price of $0.01 per share and the shares will vest over a three-year period with 33 1/3% at the anniversary of the grant date. The Committee believes that the restricted stock and stock option grants were awarded to Mr. Raimondi for his contribution to the company’s revenue growth in fiscal year 2005 and for retention purposes.
      Policy Regarding Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) provides that for federal income tax purposes, the otherwise allowable deduction for compensation paid or accrued to a covered employee of a publicly held corporation is limited to no more than $1 million per year. The company is not presently affected by Section 162(m) because, for the fiscal year ended April 2, 2005, no executive officer’s compensation exceeded $1 million, and the company does not believe that the compensation of any executive officer will exceed $1 million for the 2006 fiscal year. Options granted under the company’s Stock Incentive Plan will be considered performance-based compensation. As performance-based compensation, compensation attributable to options granted under the company’s Stock Incentive Plan and awarded to covered employees will not be subject to the compensation deduction limitations of Section 162(m).

COMPENSATION COMMITTEE

Kent D. Smith, Chairman
Lawrence P. Begley
Michael Pehl
John T. Repp
The foregoing Compensation Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the foregoing Compensation Committee Report by reference in any such document.

AUDIT COMMITTEE
      Currently, the Audit Committee is comprised of three “independent” directors as required by and in compliance with the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee members are Lawrence P. Begley, Franz L. Cristiani and Kent D. Smith. Mr. Cristiani serves as the Chairman of the Audit Committee. The Board of Directors has determined that each member is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of NASDAQ and the SEC, and that Mr. Cristiani is an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written Charter that was amended and restated in July 23, 2004, and is attached as Appendix C to the Definitive Proxy Statement filed with the SEC on August 9, 2004 and is available on our website at www.mti.com. During fiscal 2005, the Audit Committee held seven (7) meetings.
      Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.
REPORT OF THE AUDIT COMMITTEE
June 21, 2005
      The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended April 2, 2005.
      The Audit Committee has reviewed and discussed with Grant Thornton LLP, the company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” (concerning the accounting methods used in the financial statements), as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standard No. 1, “Independence Discussions with Audit Committees” (concerning matters that may affect an auditor’s independence), as amended, by the Independence Standards Board, and have discussed with the auditors their independence.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended April 2, 2005.
      The Audit Committee has also considered whether the provision of services by Grant Thornton LLP, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Grant Thornton LLP.

AUDIT COMMITTEE

Franz L. Cristiani, Chairman
Lawrence P. Begley
Kent D. Smith
The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPANY STOCK PRICE PERFORMANCE
      The following performance graph assumes an investment of $100 on March 31, 2000 and compares the change to March 31, 2005 in the market prices of the Common Stock with a broad market index (Nasdaq Stock Market — U.S.) and an industry index (Nasdaq Computer Manufacturer Index). We paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.
      The following performance graph shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the following Company Stock Price Performance graph by reference in any such document.
COMPARISON OF 60 MONTHS CUMULATIVE TOTAL RETURN AMONG MTI TECHNOLOGY
CORPORATION, THE NASDAQ STOCK MARKET-U.S., AND THE NASDAQ COMPUTER
MANUFACTURER INDEX PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In November 2002, we entered into an agreement with Comerica Bank for a line of credit of $7,000,000 at an interest rate equal to the prime rate. The line of credit is secured by a letter of credit that is guaranteed by Canopy. The line of credit with Comerica was set to expire on May 31, 2005 and the letter of credit from Canopy was to expire on June 30, 2005. However, on June 15, 2005, we renewed the Comerica line of credit through May 31, 2006 and Canopy renewed its letter of credit guarantee through June 30, 2006. Until December 30, 2004, the Canopy letter of credit was secured by substantially all of our assets. On December 30, 2004, to enable us to enter into a security agreement with EMC Corporation to increase our purchasing credit limit to $20,000,000, Canopy signed a Waiver and Consent releasing its security interest in our assets and consenting to the EMC transaction. As part of the waiver and consent, we agreed not to increase our indebtedness to Comerica Bank above $5,500,000 and to make principal repayments to Comerica in the amount of $1,833,000 on February 15, 2005, May 15, 2005 and August 15, 2005, in order to eliminate our outstanding indebtedness to Comerica. We made the February 15, 2005 payment to Comerica, but we have not yet made the May 15, 2005 payment. Furthermore, our company is unable to borrow additional amounts under the Comerica loan agreement. In connection with the extension of the Comerica line of credit noted above, we are negotiating with Canopy to amend its waiver and consent, thereby terminating the requirement for us to pay down the outstanding indebtedness to Comerica. We are asking for the amended waiver and consent to permit us to borrow additional amounts under the Comerica line of credit as needed. We expect to issue warrants to Canopy as consideration for this amended waiver and consent. There can be no assurance that our proposed transactions with Canopy will be consummated at all or on terms favorable to us. William Mustard, one of our directors, is the Chief Executive Officer of Canopy, and Canopy holds approximately 41% of our common stock.
      During fiscal year 2005, our total purchases of goods and services from Directpointe (formerly known as Center 7, Inc.) were $120,000. Canopy has an equity interest in Directpointe. During fiscal year 2005, our total sales of goods and services to companies affiliated with Canopy were $2,000. These purchases and sales were made in the ordinary course of business on our standard terms and conditions.
      As of March 31, 2003, we entered into a reseller agreement with EMC and as a result we have become a reseller and service provider of EMC systems and software. Sales of EMC products accounted for approximately 81% of our total product revenue during fiscal year 2005. On June 1, 2004, we assigned to EMC all of our rights, title and interest in and to all of our patents and patent applications. On December 30, 2004, we entered into a security agreement with EMC whereby we granted EMC a security interest in certain of our assets to secure our obligations to EMC under our existing supply agreements. The assets pledged as collateral consist primarily of our accounts receivable generated from the sale of EMC products and services, related inventory and the proceeds of such accounts receivable and inventory. In exchange for this security interest, EMC increased our purchasing credit limit to $20.0 million and terminated a prior letter of credit. We have also retained the services of one EMC employee, who acts in a consulting capacity in our professional service business, at an annual cost of $400,000.
      Series A Financing. In a private placement financing (the “Series A financing”) on June 17, 2004, nine investors, consisting of EMC and eight investment funds managed by Advent International Corporation (“Advent Funds”), purchased 566,797 shares of Series A Convertible Preferred Stock and warrants to purchase 1,624,308 shares of Common Stock from MTI, a $15 million investment. 26.6667% of the investment was by EMC and the remaining 73.3333% by the Advent Funds.
      Under the Certificate of Designation for the Series A Convertible Preferred Stock, each share of Series A Convertible Preferred Stock has an initial stated value of $26.4645 and is entitled to receive a cumulative dividend thereon at the rate of 8% per year, payable in cash at the discretion of the board. Other than the election of directors, the holders of Series A Convertible Preferred Stock generally have the right to vote on any matter with the holders of common stock, and each share of Series A Convertible Preferred Stock is entitled to 8.5369 votes. The approval of the holders of a majority of the Series A Convertible Preferred Stock, voting as a class, will be required to approve certain corporate actions, including:

•	any amendment of our charter or by-laws that adversely affects the holders of Series A Convertible Preferred Stock;

•	any authorization of a class of capital stock ranking senior to, or on parity with, the Series A Convertible Preferred Stock;

•	any increase in the size of the board of directors to greater than eight members or any change in the classification of the board of directors;

•	certain redemptions or repurchases of capital stock, acquisitions of capital stock or assets from other entities;

•	effecting, or entering into any agreement to effect, any merger, consolidation, recapitalization, reorganization, liquidation, dissolution, winding up or similar transaction (a “Liquidation Event”) involving the company or any of its subsidiaries;

•	any sale of assets of the company or a subsidiary which is outside the ordinary course of business;

•	any purchase of assets of or an equity interest in another entity for more the $5 million; and

•	any incurrence of additional debt for borrowed money in excess of $1 million.

      The holders of Series A Convertible Preferred Stock, exclusively and as a single class, are entitled to elect one member of our Board, the Series A director, unless the ratio of the voting power of the Series A Convertible Preferred Stock to the total voting power of all of the company’s voting stock falls below a certain level. If the Series A investors were to lose the rights to that seat because their percentage ownership fell, we have an obligation under the Investor Rights Agreement with the Series A investors to increase the size of the Board of Directors to the extent permitted to do so under our Bylaws and, if an amendment to our Bylaws is required, to submit such an amendment to stockholders for approval. No such amendment has been necessary to date and the Series A investors currently have one representative on the board, Mr. Pehl.
      Upon a Liquidation Event, the holders of Series A Convertible Preferred Stock will be entitled to be paid a liquidation preference out of the assets of the company legally available for distribution to its stockholders, before any payment may be made to the holders of common stock or any other holders of junior preferred stock. Unless amended as described in Proposal 2, the liquidation preference will be equal to the greater of:

(a) the stated value, plus any accumulated but unpaid dividends, plus the amount that would be payable if such share (excluding any accumulated but unpaid dividends thereon) had been converted into common stock immediately prior to such Liquidation Event and shared in the value available to the holders of common stock, after the payment of the stated value and any accumulated but unpaid dividends; and

(b) the stated value plus the amount that would be payable if such share (including any accumulated but unpaid dividends thereon) had been converted into common stock immediately prior to such Liquidation Event and shared in the value available to the holders of common stock, after the payment of the stated value.
      Each share of Series A Convertible Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to the Series A Convertible Preferred Stock’s stated value divided by the conversion price, provided that at no time may the holders of Series A Convertible Preferred Stock convert shares of Series A Convertible Preferred Stock into more than 6,880,139 shares of common stock (which represents 19.9% of the common stock outstanding as of June 17, 2004). Initially, each share of Series A Convertible Preferred Stock is convertible into 10 shares of common stock, though the initial conversion price of $2.64645 per share is subject to adjustment if certain events occur. The Series A Convertible Preferred Stock also has anti-dilution protection that adjusts the conversion price downwards using a weighted-average calculation in the event the company issues certain additional securities at a price per share less than the conversion price then in effect. It is expected that the Series B financing would, if consummated, require such an adjustment. See Proposal 1. At any time on or after June 17, 2009, we will have the right to redeem all or certain portions of the Series A Convertible Preferred Stock then outstanding for an amount per share equal to the greater of (1) the stated value plus any accumulated but unpaid dividends thereon and (2) the average closing price per share of common stock on the Nasdaq Stock Market for the 20 trading days prior to (and not including) the date upon which we exercise our right to redeem the Series A Convertible Preferred Stock, multiplied by the number of shares of common stock into which such share of Series A Convertible Preferred Stock (and any accumulated but unpaid dividends thereon) is convertible as of such date. The redemption by the company applies only to Series A Convertible Preferred Stock not converted prior to the redemption date stated in our redemption notice. At any time on or after June 17, 2009, each holder of Series A Convertible Preferred Stock may require us to purchase all or any portion of such holder’s Series A Convertible Preferred Stock for an amount per share equal to the stated value plus any accumulated but unpaid dividends thereon.
      After December 20, 2004 and until June 17, 2015, the holders of the warrants may acquire shares of common stock at an initial exercise price of $3.10 per share. The warrants are exercisable for cash or through a “cashless exercise” feature. The number of shares for which each warrant is exercisable is subject to adjustment in the event of stock splits, recapitalizations or reorganizations. Upon certain fundamental transactions, such as a merger, consolidation or reclassification of the common stock, each warrant will become exercisable for the same amount and kind of securities, cash or property as the holder would have been entitled to receive had it exercised the warrant for shares of common stock immediately prior to such event. If we declare any dividends on the common stock prior to the exercise of any warrant, such dividends will be payable to the holder upon the subsequent exercise of the warrant.
      The investors in the Series A financing entered into an Investor Rights Agreement in connection with the Series A financing pursuant to which the Series A investors were granted registration rights, the Advent Funds were granted the right to designate the Series A Director and EMC was granted Board observer rights. We are in the process of registering on Form S-3 the resale of common stock issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the warrants. Under the provisions of our charter, the Series A investors have a contractual right to participate in future issuances of securities on a proportional basis, including any shares of common stock, any other equity securities including preferred stock, any option, warrant or other similar rights, and any debt securities convertible into capital stock.
      In connection with the Series A financing, the Series A investors, the company and The Canopy Group, Inc. (“Canopy”) entered into a Voting Agreement, pursuant to which, when any matter involving a significant corporation transaction (such as a merger, consolidation, liquidation, significant issuance of voting securities by the company, sale of significant company assets, or acquisition of significant assets or equity interest of another entity) is submitted to a vote of the company’s stockholders, Canopy has agreed that either (a) the common stock of the company that Canopy holds will be voted in proportion to the Series A investors’ votes on the matter, or (b) if Canopy wishes that any of its common stock be voted differently than in proportion to the Series A investors’ votes, Canopy will, if so required by a Series A investor, purchase from the Series A investor(s) with which the Canopy votes are not aligned all or any portion (as required by the Series A investor) of such investor’s Series A Convertible Preferred Stock. The per share price in any such purchase is to equal two times the sum of (x) the stated value of a share of Series A Convertible Preferred Stock plus (y) any accrued but unpaid dividends thereon. At any stockholder meeting at which members of the Board are to be elected and the Series A investors do not then have either a Series A Director on the Board or the power at such election to elect a Series A Director to the Board, Canopy has agreed to vote in favor of one nominee of the Advent Funds and the Series A investors have agreed to vote in favor of a Canopy nominee. Currently, Canopy beneficially owns approximately 41% of the company’s outstanding common stock (calculated assuming conversion of all outstanding Series A Preferred, but excluding outstanding options and warrants) and our director, Mr. Mustard, serves as Canopy’s Chief Executive Officer. We are a party to the agreement between Canopy and the Series A investors only for the limited purpose of monitoring that no contradictory voting agreement is entered on our books and records and ensuring that the record date for any meeting is set in a manner which will accommodate the time needed for the agreement’s processes to unfold between Canopy and the Series A investors.
      Our certificate of incorporation authorizes us to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with our directors and officers, which provide for the indemnification of our directors or officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.
      On March 31, 2005, we entered into a Severance and Release Agreement with Nicholas Boland, our former Senior Vice President of European Finance. The severance agreement addressed the terms and conditions of Mr. Boland’s termination effective May 31, 2005 as our Senior Vice President of European Finance, and his provision of consulting services to us thereafter.
      As severance, we paid Mr. Boland on June 30, 2005, €159,409, the equivalent of seven months of his then current annual salary and contribution for the 2005 year to his pension plan for the period June 1, 2005 to December 31, 2005 in the amount of €12,402. On May 31, 2005, we paid Mr. Boland a statutory redundancy payment of €25,800, an ex-gratia payment of €22,773. an amount equal to a month’s salary, a holiday entitlement payment, and €14,000 an amount equal to seven months of auto expenses. We will pay for his medical, dental and vision benefit premiums through March 31, 2006, and reimburse all out of pocket expenses he may incur that would have been covered under our existing executive medical plan had he been employed as an executive at the time. The Compensation Committee of the board of directors has accelerated the vesting of Mr. Boland’s stock options to purchase up to 29,154 shares of the company’s common stock as of April 1, 2005. During the seven month severance period, Mr. Boland is free to accept other employment.

Mr. Boland agreed to a general release of all claims he has or may have against us, and to customary restrictions on his use of our proprietary information following his termination.
      Pursuant to a Consulting Agreement dated June 1, 2005 and in connection with the severance agreement, during the six month period following his effective termination date, Mr. Boland will provide consulting services to us on an hourly basis in the area of general financial management in return for consulting fees equal to €100 per hour beginning June 1, 2005 and ending December 31, 2005. The consulting agreement does not provide for maximum or minimum consulting services.
      On March 31, 2005, we entered into a Severance and Release Agreement with William (Bill) Decker, the company’s Senior Vice President of Business Development. The severance agreement addresses the terms and conditions of Mr. Decker’s termination effective March 31, 2005 as our Senior Vice President of Business Development and his provision of consulting services thereafter.
      As severance, we will pay Mr. Decker $90,200 an amount equal to six months of his current annual base salary to be paid-out during the nine month period following his employment termination date of March 31, 2005. For a period of six months following his employment termination date, we will continue to pay him $750 per month for his current automobile allowance and pay his premium for insurance coverage pursuant to COBRA if he elects such coverage, and reimburse him for other medical, vision and dental expenses he may incur that would have been covered under our existing executive medical plan had he been employed as an executive at the time. During the nine month severance period, Mr. Decker is free to accept other employment. Mr. Decker agreed to a general release of all claims he has or may have against us, and to customary restrictions on his use of our proprietary information following his termination.
      Pursuant to a Consulting Agreement dated April 1, 2005 and in connection with the severance agreement, during the nine month period following his effective termination date, Mr. Decker will provide consulting services to us on an hourly basis in the area of general business development in return for consulting fees equal to $125 per hour beginning April 1, 2005 and ending December 31, 2005. The Consulting Agreement does not provide for maximum or minimum consulting services.
      Series B Financing. On August 19, 2005 we entered into a Securities Purchase Agreement with EMC Corporation and certain affiliates of Advent International Corporation, each of whom are holders of our Series A Convertible Preferred Stock as discussed above, pursuant to which we will, subject to stockholder approval, sell shares of our Series B Convertible Preferred Stock and related warrants to the purchasers and on the terms set forth in the Securities Purchase Agreement. For additional information regarding these proposed transactions, see Proposal 1 and Proposal 2 above.
PROPOSAL FOUR
Ratification of the Appointment by the Audit Committee of
Independent Auditors
      Grant Thornton LLP currently serves as our independent auditors. Grant Thornton LLP has been the registered independent public accounting firm utilized by us since September 30, 2003. Grant Thornton LLP has audited our consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the SEC and provided tax compliance and consulting services and general advice regarding related accounting matters. The Audit Committee has appointed Grant Thornton LLP to serve as our independent auditors to conduct an audit of our consolidated financial statements for the fiscal year ending April 1, 2006.
      Appointment of our independent auditors is not required to be submitted to a vote by our stockholders for ratification. However, the Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Grant Thornton LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit

Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
      Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
      Audit, Audit-Related and Tax Fees. The following table presents fees for professional services rendered by Grant Thornton LLP for fiscal years 2005 and 2004.
FEES PAID TO GRANT THORNTON LLP

	Audit	Audit-Related	Tax
	Fees ($)	Fees ($)(1)	Fees ($)(2)

2005	486,299	61,373	128,722
2004	374,000	15,000	83,000

(1)	Audit related fees consisted principally of reviews of registration statements, issuance of consents and audits of financial statements of certain employee benefit plans.

(2)	Tax fees consisted principally of tax compliance and tax consulting services.
FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
      Grant Thornton LLP performed no services and no fees were incurred or paid relating to financial information systems design and implementation during fiscal years 2005 and 2004.
ALL OTHER FEES
      No other services and no other fees were incurred or paid to Grant Thornton LLP during fiscal years 2005 and 2004.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR
      Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.
      Prior to engagement of the independent auditor for the next year’s audit, our management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.
      1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
      2. Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including review of registration statements, issuances of consents, due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
      3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

      4. Other fees are those associated with services not captured in the other categories. We generally do not request such services from the independent auditor.
      Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
      The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
CHANGE IN ACCOUNTANTS
      Effective September 25, 2003, we dismissed KPMG LLP as our principal accountants to audit our financial statements. Our Audit Committee and Board of Directors approved this action. The reports of KPMG on our financial statements for the fiscal years ended April 6, 2002 and April 5, 2003 contained no adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
      During our fiscal years ended April 6, 2002, and April 5, 2003, and the subsequent interim period through September 25, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference thereto in connection with its reports on the financial statements for such years. We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in a successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit reports on our past financial statements included in our Annual Reports on Form 10-K, as amended, that we filed with the SEC on July 1, 2004 and July 18, 2005.
      As noted above, on September 30, 2003, we engaged Grant Thornton LLP as our new independent auditors. Our Audit Committee and Board of Directors approved this action.
BOARD RECOMMENDATION AND VOTE REQUIRED
      THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS. To be ratified, the proposal must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter, and therefore broker non-votes and abstentions will have the effect of votes against the proposal. Proxies solicited by management for which no specific direction is included will be voted “for” the appointment of Grant Thornton LLP as our independent auditors.
OTHER BUSINESS
      The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.
      COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 2, 2005 AS FILED WITH THE SEC WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, MTI TECHNOLOGY CORPORATION, 14661 FRANKLIN AVENUE, TUSTIN, CALIFORNIA 92780.

      Only one annual report or Proxy Statement, as applicable, may be delivered to multiple security holders sharing an address unless we received contrary instructions from one or more of the security holders at that address. We will undertake to deliver promptly upon written or oral request a separate copy of the annual report or Proxy Statement, as applicable, to a security holder at a shared address to which a single copy of such documents was delivered. Such request should be directed to Mellon Investor Services, c/o Proxy Services Corporation, 55 Amity Street, Jersey City, NJ 07304. In addition, security holders sharing an address can request delivery of a single copy of annual reports or Proxy Statements if they are receiving multiple copies of annual reports or Proxy Statements by directing such request to the same mailing address.
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
      Stockholders who may wish to present proposals for inclusion in our proxy materials in connection with the 2006 Annual Meeting of Stockholders must submit such proposals in writing to the Secretary at the address shown at the top of page one not later than                 , 2006. In addition, to be properly considered at the 2006 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to our Secretary in writing not less than 30 nor more than 60 days prior to the meeting; provided, that in the event that less than 40 days notice of the meeting date is given to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder’s notice to the Secretary must set forth for each matter proposed to be brought before the 2006 Annual Meeting (a) a brief description of the matter the stockholder proposes to bring before the annual meeting, (b) the name and home address of the stockholder proposing such business, (c) the class and number of shares of Common Stock beneficially owned by such stockholder and (d) any material interest of such stockholder in such business.

By Order of the Board of Directors

Thomas P. Raimondi, Jr.
President, Chief Executive Officer and
Chairman of the Board of Directors
Tustin, California
                    , 2005

APPENDIX A
MTI TECHNOLOGY CORPORATION

FORM OF
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151 of the Delaware General Corporation Law)
      MTI Technology Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation as of                                         , 2005, in accordance with Section 141(c) of the Delaware General Corporation Law:
      RESOLVED, that a series of Preferred Stock, the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation that are applicable to the Preferred Stock of all classes and series) are as follows:
SERIES B CONVERTIBLE PREFERRED STOCK
      A total of                     (                    )(1) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Convertible Preferred Stock” (“Series B Preferred Stock”) with such series having the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.	Rank.

(a) Junior Stock. The Series B Preferred Stock shall rank senior, in all matters, to (i) the Series A Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) any class of common stock of the Company, including, without limitation, the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and any other class of capital stock into which such Common Stock is reclassified or reconstituted, (iii) any other class of capital stock of the Company either specifically ranking by its terms junior to the Series B Preferred Stock or not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock and (iii) any class or class of capital stock of the Company into which the capital stock referred to in the preceding subclauses (i) and (ii) is reclassified or reconstituted (the Series A Preferred Stock and the Common Stock and other capital stock described in this clause (a) is hereinafter referred to as (“Junior Stock”).

(b) Parity Stock. The Series B Preferred Stock shall rank on parity with any class of capital stock of the Company specifically ranking by its terms on parity, in all matters expressly provided, with the Series B Preferred Stock (the “Parity Stock”).

(c) Senior Stock. The Series B Preferred Stock shall rank junior, in all matters expressly provided, to any class of capital stock of the Company specifically ranking by its terms senior to the Series B Preferred Stock (the “Senior Stock”), in each case, including, without limitation, as to payment of dividends, voting, distributions of assets upon a Liquidation (as defined in Section 3 below) or otherwise.

2.	Dividends.

      (1)The number of shares will equal $20,000,000 divided by the Stated Value rounded to the nearest thousand.

(a) Dividend Rate. The holders of shares of Series B Preferred Stock shall be entitled, out of funds legally available therefor, to receive cumulative dividends at the rate per annum equal to eight percent (8%) (subject to adjustment in accordance with Section 7(b) below) of the Stated Value (as defined below) per share, payable only when, as and if declared by the Board of Directors of the Corporation (the “Board”). Such dividends shall be calculated on the basis of a 365-day year, shall accumulate daily with respect to each share of Series B Preferred Stock commencing on the Series B Original Issue Date (as defined below) and until such share is no longer outstanding, shall compound annually to the extent not previously paid, and shall accumulate whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. For the purposes hereof, the “Stated Value” shall initially be $ per share (2), which shall be subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the Series B Original Issue Date affecting the shares of Series B Preferred Stock.

(b) Dividend Payments. Dividends declared on Series B Preferred Stock by the Board pursuant to Section 2(a) above shall be payable in cash. If the Corporation elects to pay less than all of such accumulated dividends, an equal amount of the dividends declared shall be paid with respect to each share of Series B Preferred Stock.

(c) Prohibition on Other Dividends. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of Common Stock, and then only at such times as the Corporation is in compliance with its obligations hereunder) on shares of Junior Stock (as defined below) unless dividends equal to the full amount of accumulated and unpaid dividends on the Series B Preferred Stock have been declared and have been, or are then being simultaneously, paid.

3.	Liquidation Dissolution or Winding Up;
Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Series B Preferred Stock.

(i) In the event of any Liquidation (as defined below), the Corporation shall pay the holders of shares of Series B Preferred Stock then outstanding out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share (the “Series B Liquidation Amount”) equal to:

(A)	if the Liquidation occurs prior to the date that is six (6) months after the Series B Original Issue Date, such amount per share as would be payable if each such share had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation; or

(B)	if the Liquidation occurs on or subsequent to the date that is six (6) months after the Series B Original Issue Date, the greater of:

(I)	the sum of (x) the Stated Value plus (y) any accumulated but unpaid dividends (the “Liquidation I Amount”) and (z) such amount per share as would be payable if each such share (excluding any accumulated but unpaid dividends thereon) (the “B Stated Value Shares”) had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation (for purposes of this calculation, after payment of the Liquidation I Amount, the assets available for distribution to the Corporation’s stockholders shall be multiplied by a fraction the numerator of which is the B Stated Value Shares and the denominator

      (2)The Purchase Price per share.

of which is the sum of the following: the outstanding Common Stock, the B Stated Value Shares and either the A Stated Value Shares or the A Stated Value Interest Shares (as each are defined in the Series A Certificate of Designation), as applicable based on the choice of the holders of the Series B Preferred Stock) after only the payment to the holders of Series B Preferred Stock of the Liquidation I Amount; or

(II)	the sum of (x) the Stated Value (the “Liquidation II Amount”) plus (y) such amount per share as would be payable if each such share (including any accumulated but unpaid dividends thereon) (the “B Stated Value Interest Shares”) had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation (for purposes of this calculation, after payment of the Liquidation II Amount, the assets available for distribution to the Corporation’s stockholders shall be multiplied by a fraction the numerator of which is the B Stated Value Interest Shares and the denominator of which is the sum of the following: the outstanding Common Stock, the B Stated Value Interest Shares and either the A Stated Value Shares or the A Stated Value Interest Shares (as each are defined in the Series A Certificate of Designation) after only the payment to the holders of Series B Preferred Stock of the Liquidation II Amount.

(III)	In the event of any dispute with holders of any class of the Company’s stock, or the Company, regarding the calculation of the Series A Liquidation Amount (as defined in the Series A Certificate of Designation) or the Series B Liquidation Amount, any reasonable interpretation of Section 2(a)(i) of the Series A Certificate of Designation or the above that is agreed to by a majority of the holders of the Series B Preferred Stock shall govern.

(ii) The Corporation shall use its reasonable best efforts to pay the Series B Liquidation Amount to the holders of shares of Series B Preferred Stock within fifteen (15) days after consummation of the event constituting the Liquidation.

(iii) If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any Parity Stock (as defined below) the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iv) For purposes hereof, “Parity Stock” shall mean any class or series of equity securities of the Corporation expressly on parity with the Series B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series B Preferred Stock, if the holders of such class of stock or series and the Series B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated but unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

(v) For purposes hereof, a “Liquidation” shall mean any of the following: (A) a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (B) a Deemed Liquidation Event (as defined below).

(b) Payments to Holders of Junior Stock. After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock, any Parity Stock and any other class or series of stock of the Corporation ranking on liquidation senior to the Series B Preferred Stock, upon any such Liquidation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) Deemed Liquidation Events.

(i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 3 (a “Deemed Liquidation Event”):

(A)	a merger, consolidation, recapitalization, reorganization or other transaction in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such transaction, except any such merger, consolidation, recapitalization, reorganization or other transaction involving the Corporation or a subsidiary in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation, recapitalization, reorganization or other transaction, at least fifty-one percent (51%), by voting power and economic interest, of the capital stock of either the surviving or resulting corporation, or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B)	the sale, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation.

(ii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

(d) Notice. The Corporation shall mail written notice of any Liquidation to each holder of Series B Preferred Stock not less than twenty (20) days prior to the payment date or effective date thereof.
      4. Voting.

(a) General Voting Rights. On any matter (other than the election of directors) presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible pursuant to Section 5 below as of the record date for determining stockholders entitled to vote on such matter; provided, however, that in no event shall any share of Series B Preferred Stock be entitled to more votes than the Maximum Per Share Preferred Vote (as defined below). Except as provided by law or by the provisions of Section 4(b) or 4(c) below, holders of Series B Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.
           As used herein, the “Maximum Per Share Preferred Vote” for each share of Series B Preferred Stock shall be                     (3) (such number to be adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations, reclassifications and similar adjustments to the Corporation’s capital stock).

(b) Elections of Directors.

      (3)10 mulitiplied by a fraction the numerator of which is the Stated Value and the denominator of which is the closing bid price per share of Common Stock on the last trading day prior to the date of issuance.

(i) Subject to Section 4(b)(ii) below, the holders of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect, by written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock outstanding on the record date for the applicable election, one (1) person to the Board (the “Series B Director”).

(ii) The holders of the Series B Preferred Stock shall not be entitled to elect a Series B Director pursuant to Section 4(b)(i) above if, at the time of such election, the result of the following calculation is less than five tenths (0.5):

(A)	the total number of directors to be on the Board immediately following such annual meeting; multiplied by

(B)	a fraction of which:

(I)	the numerator shall be the number of votes to which the Series B Preferred Stock is entitled pursuant to Section 4(a) above for all shares of Series B Preferred Stock outstanding on the record date for such election, and

(II)	the denominator shall be the sum of (x) the total number of shares of Common Stock outstanding as of the record date for such election, (y) the number of votes to which the Series B Preferred Stock is entitled pursuant to Section 4(a) above for all shares of Series B Preferred Stock outstanding on the record date for such election, and (z) for each other security of the Corporation entitled to vote in an election for directors as of the record date for such election, the number of votes such other securities are permitted to have under (1) the Certificate of Incorporation of the Corporation, (2) any Certificate of Designation of the Corporation, or (3) any applicable law, rule or regulation.

(iii) A vacancy in any directorship filled by the Series B Director shall be filled, subject to Section 4(b)(ii) above, only by written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

(c) Series Voting Rights. The Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(i) amend the Certificate of Incorporation, including this Certificate of Designation or the Bylaws of the Corporation, so as to amend, alter or repeal the powers, preferences or special rights of the Series B Preferred Stock in a manner that adversely affects the rights, preferences or privileges of the holders of Series B Preferred Stock;

(ii) authorize, designate or issue, or amend the terms of, any Parity Stock or any class of stock of the Corporation ranking senior to the Series B Preferred Stock as to the payment of dividends or as to distribution of assets upon Liquidation (“Senior Stock”);

(iii) amend, alter or repeal the Bylaws of the Corporation in any way that is inconsistent with this Certificate of Designation or to opt into or out of any law, regulation or ruling applicable or otherwise applicable, as the case may be, to the Corporation;

(iv) increase the number of directors of the Corporation to more than eight (8) directors, or change the classification and terms of the Board members;

(v) redeem, retire, repurchase or acquire, directly or indirectly (including through a Corporation Subsidiary (as defined below)) any shares of Junior Stock of the Corporation or any securities or indebtedness of any Corporation Subsidiary (including securities convertible into or exchangeable for such capital stock of the Corporation or a Corporation Subsidiary), other than repurchases of Common Stock from employees and consultants who received the stock in connection with their performance of services at cost upon termination of employment or service;

(vi) redeem, retire, repurchase or acquire directly or indirectly (including through a Corporation Subsidiary) any shares of Senior Stock or Parity Stock other than in accordance with the terms of such Senior Stock or Parity Stock approved pursuant to Section 4(c)(ii) above;

(vii) effect, or enter into an agreement to effect, any merger, consolidation, recapitalization, reorganization or other similar transaction involving the Corporation or any Corporation Subsidiary (other than transactions to effect an internal reorganization of the Corporation and/or the Corporation Subsidiaries); provided, however, that this Section 4(c)(b)(vii) shall only apply to a Corporation Subsidiary if it represents greater than five percent (5%) of the Corporation’s consolidated gross revenues; and

(viii) effect, or adopt any plan to effect, any liquidation, dissolution or winding up of the Corporation;

(ix) sell or otherwise transfer, in a single transaction or series of related transactions, any assets of the Corporation or a Corporation Subsidiary other than sales in the ordinary course of business consistent with past practices;

(x) acquire all or substantially all of the assets of, or stock of any class of or other equity interest in, any other corporation, partnership, limited liability company, joint venture, association, joint stock company or trust where the aggregate consideration paid by the Corporation for such acquisition is greater than $5,000,000; or

(xi) incur, or permit any Corporation Subsidiary to incur, indebtedness for borrowed money (which shall not include trade payables or indebtedness of Corporation Subsidiaries owed to the Corporation or other intercompany indebtedness) in excess of $1,000,000 in the aggregate (excluding indebtedness of the Corporation and the Corporation Subsidiaries for borrowed money that is outstanding on the Series B Original Issue Date or that is borrowed after the Series B Original Issue Date pursuant to the revolving line of credit existing on the Series B Original Issue Date)).
      For purposes hereof, the term “Corporation Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise (“Company”) in which the Corporation (or another Corporation Subsidiary) holds stock or other ownership interests representing (1) more that fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity, (2) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

5.	Optional Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 5(a)(i) below, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Stated Value of such shares plus any accumulated and unpaid dividends by (ii) the Conversion Price (as defined below) in effect on the Conversion Date (as defined below).

(i) The “Conversion Price” initially shall be $ (4), and such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 6 or 7 below, the Conversion Rights of the shares of Series B Preferred Stock designated for redemption shall terminate at 5:00 p.m., Pacific time, on the last full day preceding the applicable Redemption Date (as defined below), unless the Redemption Price (as defined below) is

      (4)Stated Value divided by 10.

not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid, or tendered for payment, in full.

(iii) In the event of a Liquidation, the Conversion Rights shall terminate at 5:00 p.m., Pacific time, on the tenth (10th) business day following the receipt of the notice of the Liquidation by the holders of the Series B Preferred Stock; provided, however, that if such Liquidation is not consummated within ninety (90) days after the mailing of such notice, the Conversion Rights shall be deemed to have not terminated and shall thereafter continue in full force and effect.

(iv) For the purposes of this Section 5(a), “Redemption Date” shall mean any Call Date (as defined below) or Put Date (as defined below) and “Redemption Price” shall mean, as applicable, the Call Price (as defined below) or the Put Price (as defined below).

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock pursuant to this Section 5. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price. The Corporation shall, as soon as practicable after the Conversion Date, and in no event later than three (3) days after the Conversion Date, pay to such holder any cash payable in lieu of any such fraction of a share.

(c) Mechanics of Conversion.

(i) In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall deliver to the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) a written notice (the “Conversion Notice”) that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. The Conversion Notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The date specified by the holder in the notice shall be the conversion date or, if no date is specified in the Conversion Notice, the conversion date shall be the date the Conversion Notice is delivered to the Corporation (such date, as determined in accordance with the notice provisions hereof, the “Conversion Date”). On or before the Conversion Date, the holders shall surrender a certificate or certificates for the shares to be converted (or an affidavit of loss and indemnity agreement relating thereto) to the office of the transfer agent for the Series B Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). If required by the Corporation, certificates surrendered for conversion shall be accompanied by a written instrument evidencing such holder’s desire to convert a specified number of shares of Series B Preferred Stock, duly executed by the registered holder or such holder’s attorney duly authorized in writing. Upon surrender of a certificate following one or more partial conversions, the Corporation shall promptly deliver to such holder a new certificate representing the remaining shares of Series B Preferred Stock. Upon conversion of any Series B Preferred Stock, the Corporation shall promptly (but in no event later than three (3) days after the Conversion Date) issue or cause to be issued and cause to be delivered to, or upon the written order of, such holder (or former holder, as the case may be) of Series B Preferred Stock and in such name or names as such holder may designate, a certificate for the shares of Common Stock issuable upon such conversion, free of restrictive legends unless such shares of Common Stock are not then freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. The shares of Common Stock issuable upon conversion of the shares represented by the certificate or certificates delivered to the Corporation shall be deemed to be outstanding as of the Conversion Date. Such holder, or any person so designated by such holder to receive such shares of Common Stock, shall be deemed to have become the holder of record of such shares of Common Stock as of the Conversion Date. If and when such shares of Common Stock may be freely transferred pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement, the Corporation shall use its best efforts to deliver such shares of Common Stock electronically through the Depository Trust Corpo-

ration or another established clearing corporation performing similar functions, and shall issue such shares of Common Stock in the same manner as dividend payment shares are issued pursuant to Section 2(b)(iii) above.

(ii) The Corporation covenants that it shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized but unissued and otherwise unreserved shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock or, if the number of shares of Common Stock so reserved is insufficient, the Corporation shall take any corporation action that is necessary to make available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock within thirty (30) days after the occurrence of such deficiency. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) Upon any such conversion, shares of Common Stock issued upon conversion of such shares of Series B Preferred Stock shall not be deemed Additional Shares of Common Stock (as defined below) and no adjustment to the Conversion Price shall be made for any accumulated but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except for the right of the holders thereof to receive shares of Common Stock and cash, if any, in accordance with Sections 5(b) and 5(c) above. Any shares of Series B Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for action by the holders of Series B Preferred Stock or any other stockholders) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Price for Dilutive Issuances.

(i) Definitions. For purposes hereof, the following definitions shall apply:

(A)	“Option” shall mean any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)	“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C)	“Series B Original Issue Date” shall mean the date on which a share of Series B Preferred Stock was first issued, regardless of the number of times the transfer of such share shall be made on the Corporation’s stock transfer records and regardless of the number of certificates that may be issued to evidence such share.

(D)	“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii) below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than shares of Common Stock issued, issuable or deemed issued:

(I)	by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 5(f) or 5(g) below;

(II)	by reason of Options granted or stock issued with the approval of the Board to employees, officers or directors of the Corporation or any Corporation Subsidiary pursuant to an equity incentive plan approved by the stockholders of the Corporation, provided that (x) for grants or issuances under any plan other than a Series B Approved Plan, the exercise price of such Options or the purchase price of such stock is equal to or greater than the Fair Market Value of the Common Stock on the date such Options are granted or such stock is issued, and (y) for grants or issuances of stock under any Series B Approved Plan, the exercise price of such Options or the purchase price of such stock represents a discount of no more than fifteen percent (15%) from the Fair Market Value of the Common Stock on the date such Options are granted or such stock is issued. For purposes hereof, a “Series B Approved Plan” shall mean (1) the Corporation’s Employee Stock Purchase Plan or any similar or replacement plan, (ii) any stock option or equity incentive plan of the Corporation in effect as of the Series B Original Issue Date, and (iii) any stock option or equity incentive plan of the Corporation adopted after the Series B Original Issue Date by either a majority the Board, which majority includes the Series B Director, or approved by a majority of the holders of the Series B Preferred Stock;

(III)	by reason of Options granted or stock issued with the approval of the Board to consultants to the Corporation or any Corporation Subsidiary or to any other person (other than grants or issuances to persons described in Section 5(d)(i)(D)(II) above) pursuant to an equity incentive plan approved by the stockholders of the Corporation, provided that the exercise price of such Options or the purchase price of such stock is equal to or greater than the Fair Market Value of the Common Stock on the date such Options are exercised or such stock is issued;

(IV)	by reason of the warrants to purchase Common Stock issued on the Series B Original Issue Date pursuant to that certain Securities Purchase Agreement related to the Series B Preferred Stock Issuance; or

(V)	in connection with any transaction with any strategic investor, vendor or customer, lessor, customer, supplier, marketing partner, developer or integrator or any similar arrangement, or any acquisition, in each case the primary purpose of which is not to raise equity capital, provided that (1) the purchase price for the shares of Common Stock to be issued in connection with such transaction is equal to or greater than the Fair Market Value of the Common Stock on the date of the closing of the transaction and (2) such transaction is approved by the Board.

(E)	“Fair Market Value” shall mean, as of any given date, either (1) the fair market value as determined under the relevant equity incentive plan, if applicable, or (2) an amount equal to the average closing price per share of Common Stock on the Nasdaq Stock Market for the five (5) trading days prior to (and not including) such date.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 5(d)(v) below) for such Additional Shares of Common

Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, no adjustment in the Conversion Price shall be made, or a lesser adjustment than otherwise required may be made, if, prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series B Preferred Stock then outstanding agreeing that no such adjustment, or a lesser adjustment, shall be made as a result of such issuance or deemed issuance.

(iii) Issue of Securities to be a Deemed Issue of Additional Shares of Common Stock.

(A)	If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Section 5(d)(i)(D) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 5(d)(iv) below, are revised (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted prospectively to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(C)	If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock that are specifically excepted from the definition of Additional Shares of Common Stock by Section 5(d)(i)(D) above), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 5(d)(iv) below (either because the consideration per share (determined pursuant to Section 5(d)(v) below) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date (either automatically pursuant the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 5(d)(iv) below, the Conversion Price shall be readjusted prospectively to such Conversion Price as would have obtained had such Option or Convertible Security never been issued.

(E)	No adjustment in the Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii) above), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock that the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that, (i) all shares of Common Stock issuable upon conversion or exercise of shares of Series B Preferred Stock, Options or Convertible Securities outstanding immediately prior to such issue or upon exercise of such securities shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon conversion of such outstanding shares of Series B Preferred Stock shall be determined without giving effect to any adjustments to the Conversion Price resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v) Determination of Consideration. For purposes of this Section 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)	Cash and Property. Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the members of the Board other than any member who will receive such property; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the members of the Board other than any member who will receive such consideration.

(B)	Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 5(d)(iv) above, and such issuance dates occur within a period of no more than sixty (60) days, then, upon the final such issuance, the Conversion Price shall be readjusted prospectively to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date (i) effect a subdivision of the outstanding Common Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Series B Preferred Stock, or (ii) combine the outstanding shares of Series B Preferred Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Common Stock, the Conversion Price in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series B Original Issue Date (x) combine the outstanding shares of Common Stock (whether by reverse stock split or otherwise) without a corresponding combination of the Series B Preferred Stock, or (y) effect a subdivision of the outstanding shares of Series B Preferred Stock (whether by stock split, stock dividend or otherwise) without a corresponding subdivision of the Common Stock, the Conversion Price in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased, as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by the following fraction:

(i) the numerator shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii) the denominator shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series B Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock to be received upon such conversion, the kind and amount of securities of the Corporation, cash or other property that they would have been entitled to receive had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that no such provision shall be made if the holders of Series B Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 3(c) above, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation (which is not a Liquidation) in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraph (e), (f) or (g) of this Section 5), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(i) Rounding of Calculations, Minimum Adjustments. All calculations under this Section 5 shall be made to the nearest one tenth of a cent ($0.001), with five one hundredths of a cent ($0.0005) rounded down. No adjustment in the Conversion Price is required if the amount of such adjustment would be less than one cent ($0.01); provided, however, that any adjustments which by reason of this

Section 5(j) are not required to be made will be carried forward and given effect in any subsequent adjustment. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment pursuant to this Section 5, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. The Corporation will promptly deliver a copy of each such certificate to each holder of Series B Preferred Stock and to the Corporation’s Transfer Agent. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of Series B Preferred Stock.

(k) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Any notice required under this Section 5(1) shall be sent at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

(l) No Impairment. The Corporation shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

6.	Redemption at the Option of the Corporation.

(a) Corporation’s Right to Redeem.

(i) At any time, and from time to time, on or after the fifth (5th) anniversary of the Series B Original Issue Date, the Corporation may, in its sole discretion, redeem all or any portion (provided that such portion would be deemed as “substantially disproportionate” under Section 302(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or if such redemption would otherwise qualify as an exchange under Section 302 of the Code, as determined by the holders of the Series B Preferred Stock in their sole discretion) of the outstanding shares of Series B Preferred Stock at a price per share (the “Call Price”) equal to the greater of

(A)	an amount equal to (I) the average closing price per share of Common Stock on the Nasdaq Stock Market for the five (5) trading days prior to (and not including) the Call Date (as defined below) multiplied by (II) the number of shares of Common Stock into which a share of Series B Preferred Stock (and any accumulated but unpaid dividends thereon) is convertible as of the Call Date; and

(B)	the Stated Value plus all accumulated but unpaid dividends thereon as of the Call Date.

(ii) On each Call Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder, that number of outstanding shares of Series B Preferred Stock specified in the related Call Notice (as defined below).

(b) Call Notice. The Corporation shall provide written notice (a “Call Notice”) to each holder of Series B Preferred Stock of the Corporation’s intent to redeem shares of Series B Preferred Stock pursuant to Section 6(a) at least thirty (30) days prior to the date on which such shares shall be redeemed (the “Call Date”). Any Call Notice shall be delivered to each holder of record of Series B Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below. Each Call Notice shall state:

(i) the Call Date;

(ii) the Call Price;

(iii) the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Call Date;

(iv) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5 above); and

(v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or an affidavit of loss and indemnity agreement for such certificates) representing the shares of Series B Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the applicable Call Date, each holder of shares of Series B Preferred Stock to be redeemed on such Call Date, unless such holder has exercised its right to convert such shares as provided in Section 5 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated in the Call Notice, and thereupon the Call Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Call. If the Call Notice shall have been duly given, and if on the applicable Call Date the Call Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Call Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Call Date and all rights with respect to such shares shall forthwith after the Call Date terminate, except only the right of the holders to receive the Call Price without interest upon surrender of their certificate or certificates therefor.

(e) Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed pursuant to this Section 6 or Section 7 below or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Series B Preferred Stock. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following any redemption.

7.	Redemption at the Option of the Holders of Series B Preferred Stock.

(a) Holder Right to Require Redemption. At any time, and from time to time, on or after the fifth (5th) anniversary of the Series B Original Issue Date, each holder of Series B Preferred Stock may, in its sole discretion, require the Corporation to redeem all or any portion of the shares of Series B Preferred Stock held by such holder at a price per share equal to the Stated Value plus accumulated but unpaid dividends as of the Put Date (as defined below) (the “Put Price”), by providing the Corporation with written notice requesting such redemption (a “Put Notice”).

(b) The process for effecting any such redemption shall be as follows:

(i) Within fifteen (15) days after the receipt of a Put Notice, the Corporation shall send to each holder of Series B Preferred Stock a notice (the “Corporation Notice”) which shall (A) state the number of shares of Series B Preferred Stock that are the subject of the applicable Put Notice, and (B) specify a date (a “Put Date”) as of which a redemption pursuant to this Section 7 shall be effected and the date by which a holder may elect to join in the redemption pursuant to Section (b)(ii) below. Each Put Date shall be not more than forty (40) days following the date on which the related Corporation Notice is sent by the Corporation.

(ii) Within ten (10) days after receipt of the Corporation Notice, each holder of Series B Preferred Stock may provide notice to the Corporation that such holder wishes to include all or a portion of its shares of Series B Preferred Stock in such Put Notice and stating the number of shares to be so included (and, thereafter such shares shall be deemed to be included in such Put Notice).

(iii) At least ten (10) days prior to the Put Date, the Corporation shall provide each holder of Series B Preferred Shares for which redemption was requested with written notice (“Closing Notice”) that states (i) the applicable Put Price, (ii) the applicable Put Date, (iii) the number of shares requested to be redeemed on that Put Date, (iv) the number of shares of Series B Preferred Stock to be redeemed on such date, and (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates (or affidavit of loss and indemnity agreement) representing the shares of Series B Preferred Stock to be redeemed.

(iv) Subject to the limitations above in this Section 7, on the applicable Put Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder for which redemption was requested, that number of outstanding shares of Series B Preferred Stock specified or deemed to be included in the Put Notice. In the event the Corporation does not have sufficient funds legally available to redeem on such Put Date all shares of Series B Preferred Stock to be redeemed on such Put Date, the Corporation shall redeem a pro rata portion of each holder’s shares out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. If the Corporation has not redeemed all outstanding shares of Series B Preferred Stock which are to be redeemed within one hundred twenty (120) days following the date on which the related Put Notice is sent by the Corporation, the Dividend Rate with regard to any shares of Series B Preferred Stock that remain outstanding shall be twelve percent (12%) per annum from the date of the Put Notice until such date as such shares are actually redeemed.

(c) Put Notice and Other Notices. Any Put Notice shall be delivered to the Corporation, and any Corporation Notice or Closing Notice shall be delivered to each holder of record of Series B Preferred Stock, as applicable, in accordance with the notice provisions set forth in Section 13 below.

(d) Surrender of Certificates; Payment. On or before the applicable Put Date, each holder of shares of Series B Preferred Stock to be redeemed on such Put Date, unless such holder has exercised its right to convert such shares as provided in Section 5 above, shall surrender the certificate or certificates (or deliver an affidavit of loss and indemnity agreement for such certificates) representing such shares to the Corporation, in the manner and at the place designated by the Corporation in its notice pursuant to this Section 7, and thereupon the Put Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

(e) Rights Subsequent to Put. If the Put Notice shall have been duly given, and if on the applicable Put Date the Put Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Put Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accumulate after such Put Date and all rights with respect to such shares shall forthwith after the Put Date terminate, except only the right of the holders to receive the Put Price without interest upon surrender of their certificate or certificates therefor.
      8. Preemptive Rights.

(a) Definitions. For purposes of this Section 8, the following definitions shall apply:

(i) “Acceptance” means a written notice from a holder of Preferred Stock to the Corporation containing the information specified in Section 8(b)(ii).

(ii) “Available Unsubscribed Amount” means the difference between the total of all of the Basic Amounts available for purchase by holders of Preferred Stock pursuant to Section 8(b)(i) and the Basic Amounts subscribed for pursuant to Section 8(b)(ii).

(iii) “Basic Amount” means, with respect to a holder of Preferred Stock, its pro rata portion of the Securities, determined by multiplying the number of Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by such holder (giving effect to the conversion into Common Stock of all shares of convertible preferred stock and exercise of all warrants (assuming cashless exercise) then held by such holder) and the denominator of which is the total number of shares of Common Stock then outstanding (giving effect to the conversion into Common Stock of all shares of convertible preferred stock or other convertible securities and exercise of all options, warrants (assuming cashless exercise) or other rights to purchase Securities of the Corporation then outstanding).

(iv) “Offer” means a written notice of any proposed issuance, sale or exchange of Securities containing the information specified in Section 8(b)(i).

(v) “Preferred Stock” means, the Series A Preferred Stock and the Series B Preferred Stock.

(vi) “Refused Securities” means those Securities as to which an Acceptance has not been given by holders of Preferred Stock pursuant to Section 8(b)(ii).

(vii) “Securities” means (a) any shares of Common Stock, (b) any other equity securities of the Corporation, including shares of preferred stock, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Corporation, or (d) any debt securities convertible into capital stock of the Corporation.

(viii) “Unsubscribed Amount” means, with respect to a holder of Preferred Stock, any additional portion of the Securities attributable to the Basic Amounts of other holders of Preferred Stock as such holder indicates it will purchase or acquire should the other holders subscribe for less than their Basic Amounts.

(b) Rights of Investors.

(i) The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Securities, unless in each such case the Corporation shall have first complied with this Section 8. The Corporation shall deliver to each holder of Preferred Stock an Offer, which shall (a) identify and describe the Securities, (b) describe the price (expressed in either a fixed dollar amount or a definitive formula pursuant to which the only variable is the market price of the Common Stock at or near the time of the proposed issuance, sale or exchange) and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Securities to be issued, sold or exchanged, (c) identify the offerees or purchasers (if known) to which or with which the Securities are to be offered, issued, sold or exchanged, and (d) offer to issue and sell to or exchange with such holder of Preferred Stock (1) such holder’s Basic Amount and (2) such holder’s Unsubscribed Amount.

(ii) To accept an Offer, in whole or in part, a holder of Preferred Stock must deliver to the Corporation, on or prior to the date fifteen (15) days after the date of delivery of the Offer, an Acceptance indicating the portion of the holder’s Basic Amount that such holder elects to purchase and, if such holder shall elect to purchase all of its Basic Amount, the Unsubscribed Amount (if any) that such holder elects to purchase. If the Basic Amounts subscribed for by all holders of Preferred Stock are less than the total of all of the Basic Amounts available for purchase, then each holder who has set forth an Unsubscribed Amount in its Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Unsubscribed Amount it has subscribed for; provided, however, that if the Unsubscribed Amounts subscribed for exceed the Available Unsubscribed Amount, each holder who has subscribed for any Unsubscribed Amount shall be entitled to purchase only that portion of the Available Unsubscribed Amount as the Unsubscribed Amount subscribed for by such holder bears to the total Unsubscribed Amounts subscribed for by all holders of Preferred Stock, subject to rounding by the Board to the extent it deems reasonably necessary.

(iii) The Corporation shall have ninety (90) days from the expiration of the period set forth in Section 8(b)(ii) to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including unit prices and interest rates) that are not more favorable, in the aggregate, to the offerees or purchasers than those set forth in the Offer.

(iv) In the event the Corporation shall propose to sell less than all the Refused Securities, then each holder of Preferred Stock may, at its sole option and in its sole discretion, reduce the number or amount of the Securities specified in its Acceptance to an amount that shall be not less than the number or amount of the Securities that the holder elected to purchase pursuant to Section 7(b)(ii) multiplied by a fraction, (i) the numerator of which shall be the number or amount of Securities the Corporation actually proposes to issue, sell or exchange (including Securities to be issued or sold to holders of Preferred Stock pursuant to Section 8(b)(ii) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Securities. In the event that any holder so elects to reduce the number or amount of Securities specified in its Acceptance, the Corporation may not issue, sell or exchange more than the reduced number or amount of the Securities unless and until such securities have again been offered to the holders of Preferred Stock in accordance with Section 8(b)(ii).

(v) Upon (a) the closing of the issuance, sale or exchange of all or less than all of the Refused Securities or (b) such other date agreed to by the Corporation and the holders of Preferred Stock who have subscribed for a majority of the Securities subscribed for by the holders of Preferred Stock, such holder or holders shall acquire from the Corporation and the Corporation shall issue to such holder or holders, the number or amount of Securities specified in the Acceptances, as reduced pursuant to Section 8(b)(iv) if any of the holders has so elected, upon the terms and conditions specified in the Offer.

(vi) The purchase by the holders of Preferred Stock of any Securities is subject in all cases to the preparation, execution and delivery by the Corporation and the holders of Preferred Stock of a purchase agreement relating to such Securities reasonably satisfactory in form and substance to the holders of Preferred Stock and their respective counsel.

(vii) Securities not acquired by the holders of Preferred Stock in accordance with Section 8(b)(ii) and not sold pursuant to Section 8(b)(iii) may not be issued, sold or exchanged until they are again offered to the holders of Preferred Stock under the procedures specified in this Section 8.

(c) Excluded Transactions. The rights of the holders of Series B Preferred Stock under this Section 8 shall not apply to:

(i) any issuance of securities of the Corporation for consideration other than cash, including the issuance of shares (a) as a stock dividend to holders of Common Stock, Series B Preferred Stock, Series B Preferred Stock or any other Corporation securities, or upon any subdivision or combination of shares of Common Stock, Series B Preferred Stock or any other Corporation securities; (b) upon exercise or conversion of preferred stock, options, warrants or debt securities exercisable or convertible for Common Stock pursuant to their terms; and (c) in connection with a transaction described in Section 4(c)(x) so long as any required consent or vote is first obtained by the Corporation; and

(ii) any issuance of securities of the Corporation if such issuance is excluded from the definition of “Additional Shares of Common Stock” under clauses (I) through (V) of Section 5(d)(i)(D) above.

9.	Waivers. The holders of Series B Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law. Any of the rights of the holders of Series B Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, subject to applicable law.

10.	Registration of Series B Preferred Stock. The Corporation shall register shares of the Series B Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series B Preferred Stock Register”), in the name of the record holders thereof from time to time. The Corporation may deem and treat the registered holder of shares of Series B Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary.

11.	Registration of Transfers. The Corporation shall register the transfer of any shares of Series B Preferred Stock in the Series B Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder.

12.	Replacement Certificates. If any certificate evidencing Series B Preferred Stock, or Common Stock issued upon conversion thereof, is mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of an affidavit of loss and indemnity agreement reasonably satisfactory to the Corporation evidencing such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

13.	Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (Pacific time) and electronic confirmation of receipt is received by the sender, (ii) the day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 14661 Franklin Avenue, Tustin, California 92780, facsimile: (714) 481-4141, attention: Chief Executive Officer and President, or (ii) if to a holder of Series B Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section.

* * *

APPENDIX B
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
MTI TECHNOLOGY CORPORATION

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151 of the Delaware General Corporation Law)
      MTI Technology Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
      I. The name of the corporation is MTI Technology Corporation (the “Corporation”).
      II. The Corporation’s Certificate of Designation of Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), which was filed with the Secretary of State of the State of Delaware on June 17, 2004, is hereby amended as set forth herein.
      III. The amendments to the Series A Certificate of Designation as set forth herein have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by all holders of the Corporation’s Series A Convertible Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware.
      IV. Section 2(a)(i) of the Series A Certificate of Designation is hereby amended and restated to read in its entirety as follows:

“(i) In the event of any Liquidation (as defined below), the Corporation shall pay the holders of shares of Series A Preferred Stock then outstanding out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof and after any payment shall be made to the holders of any other class or series of stock of the Corporation ranking on liquidation senior to the Series A Preferred Stock (including the Corporation’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”)), an amount per share (the “Series A Liquidation Amount”) equal to subparagraph A or B below, as determined by the vote of a majority of the shares of the Series B Preferred Stock outstanding immediately prior to such Liquidation or, if no such shares are outstanding, then the greater of:

(A) the sum of (x) the Stated Value plus (y) any accumulated but unpaid dividends (the “Liquidation A Amount”) and (z) such amount per share as would be payable if each such share (excluding any accumulated but unpaid dividends thereon) (the “A Stated Value Shares”) had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation (for purposes of this calculation, after payment of the Liquidation A Amount, the assets available for distribution to the Corporation’s stockholders shall be multiplied by a fraction the numerator of which is the A Stated Value Shares and the denominator of which is the sum of the following: the outstanding Common Stock, the A Stated Value Shares and either the B Stated Value Shares or the B Stated Value Interest Shares (as each are defined in the Series B Certificate of Designation), as applicable based on the choice of the holders of the Series B Preferred Stock) after only the payment to the holders of Series A Preferred Stock of the Liquidation A Amount; or

(B) the sum of (x) the Stated Value (the “Liquidation B Amount”) plus (y) such amount per share as would be payable if each such share (including any accumulated but unpaid dividends thereon) (the “A Stated Value Interest Shares”) had been converted into Common Stock pursuant to Section 4 below immediately prior to such Liquidation and participated in distributions to holders of Common Stock in connection with such Liquidation (for purposes of this calculation, after payment of the Liquidation B Amount, the assets available for distribution to the Corporation’s stockholders shall be multiplied by a fraction the numerator of which is the A Stated Value Interest Shares and the denominator of which is the sum of the following: the outstanding Common Stock, the A Stated Value Interest Shares and either the B Stated Value Shares or the B Stated Value Interest Shares (as each are defined in the Series B Certificate of Designation), as applicable based on the choice of the holders of the Series B Preferred Stock) after only the payment to the holders of Series A Preferred Stock of the Liquidation B Amount.

(C) In the event of any dispute with holders of any class of the Company’s stock, or the Company, regarding the calculation of the Series A Liquidation amount, any reasonable interpretation of the above that is agreed to by a majority of the holders of the Series B Preferred Stock shall govern.”

      V. Section 4(a)(i) through Section 4(a)(v) of the Series A Certificate of Designation are hereby amended and restated to read in their entirety as follows:

(i) The “Conversion Price” initially shall be $2.64645, and such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 5 or 6 below, the Conversion Rights of the shares of Series A Preferred Stock designated for redemption shall terminate at 5:00 p.m., Pacific time, on the last full day preceding the applicable Redemption Date (as defined below), unless the Redemption Price (as defined below) is not paid or tendered for payment on the Redemption Date, in which case the Conversion Rights for such shares shall continue until such price is paid, or tendered for payment, in full.

(iii) In the event of a Liquidation, the Conversion Rights shall terminate at 5:00 p.m., Pacific time, on the tenth (10th) business day following the receipt of the notice of the Liquidation by the holders of the Series A Preferred Stock; provided, however, that if such Liquidation is not consummated within ninety (90) days after the mailing of such notice, the Conversion Rights shall be deemed to have not terminated and shall thereafter continue in full force and effect.

(iv) For the purposes of this Section 4(a), “Redemption Date” shall mean any Call Date (as defined below) or Put Date (as defined below) and “Redemption Price” shall mean, as applicable, the Call Price (as defined below) or the Put Price (as defined below).
      VI. Section 4(d)(ii) of the Series A Certificate of Designation is hereby amended and restated to read in its entirety as follows:

“(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if the consideration per share (determined pursuant to Section 4(d)(v) below) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the applicable Conversion Price in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock. In addition, no adjustment in the Conversion Price shall be made, or a lesser adjustment than otherwise required may be made, if, prior to such issuance or deemed issuance of Additional Shares of Common Stock, the Corporation receives written notice from the holders of at least a majority of the shares of Series A Preferred Stock then outstanding agreeing that no such adjustment, or a lesser adjustment, shall be made as a result of such issuance or deemed issuance.”

      VII. Section 7 of the Series A Certificate of Designation is hereby amended and restated to read in its entirety as follows:
      “7. Preemptive Rights.
      (a) Definitions. For purposes of this Section 7, the following definitions shall apply:

(i) “Acceptance” means a written notice from a holder of Preferred Stock to the Corporation containing the information specified in Section 7(b)(ii).

(ii) “Available Unsubscribed Amount” means the difference between the total of all of the Basic Amounts available for purchase by holders of Preferred Stock pursuant to Section 7(b)(i) and the Basic Amounts subscribed for pursuant to Section 7(b)(ii).

(iii) “Basic Amount” means, with respect to a holder of Preferred Stock, its pro rata portion of the Securities, determined by multiplying the number of Securities by a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by such holder (giving effect to the conversion into Common Stock of all shares of convertible preferred stock and exercise of all warrants (assuming cashless exercise) then held by such holder) and the denominator of which is the total number of shares of Common Stock then outstanding (giving effect to the conversion into Common Stock of all shares of convertible preferred stock or other convertible securities and exercise of all options, warrants (assuming cashless exercise) or other rights to purchase Securities of the Corporation then outstanding).

(iv) “Offer” means a written notice of any proposed issuance, sale or exchange of Securities containing the information specified in Section 7(b)(i).

(v) “Preferred Stock” means the Series A Preferred Stock and the Series B Convertible Preferred Stock, par value $0.001 per share, of the Corporation.

(vi) “Refused Securities” means those Securities as to which an Acceptance has not been given by holders of Preferred Stock pursuant to Section 7(b)(ii).

(vii) “Securities” means (a) any shares of Common Stock, (b) any other equity securities of the Corporation, including shares of preferred stock, (c) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Corporation, or (d) any debt securities convertible into capital stock of the Corporation.

(viii) “Unsubscribed Amount” means, with respect to a holder of Preferred Stock, any additional portion of the Securities attributable to the Basic Amounts of other holders of Preferred Stock as such holder indicates it will purchase or acquire should the other holders subscribe for less than their Basic Amounts.
      (b) Rights of Investors.

(i) The Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Securities, unless in each such case the Corporation shall have first complied with this Section 7. The Corporation shall deliver to each holder of Preferred Stock an Offer, which shall (a) identify and describe the Securities, (b) describe the price (expressed in either a fixed dollar amount or a definitive formula pursuant to which the only variable is the market price of the Common Stock at or near the time of the proposed issuance, sale or exchange) and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Securities to be issued, sold or exchanged, (c) identify the offerees or purchasers (if known) to which or with which the Securities are to be offered, issued, sold or exchanged, and (d) offer to issue and sell to or exchange with such holder of Preferred Stock (1) such holder’s Basic Amount and (2) such holder’s Unsubscribed Amount.

(ii) To accept an Offer, in whole or in part, a holder of Preferred Stock must deliver to the Corporation, on or prior to the date fifteen (15) days after the date of delivery of the Offer, an Acceptance indicating the portion of the holder’s Basic Amount that such holder elects to purchase and, if such holder shall elect to purchase all of its Basic Amount, the Unsubscribed Amount (if any) that such holder elects to purchase. If the Basic Amounts subscribed for by all holders of Preferred Stock are less than the total of all of the Basic Amounts available for purchase, then each holder who has set forth an Unsubscribed Amount in its Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Unsubscribed Amount it has subscribed for; provided, however, that if the Unsubscribed Amounts subscribed for exceed the Available Unsubscribed Amount, each holder who has subscribed for any Unsubscribed Amount shall be entitled to purchase only that portion of the Available Unsubscribed Amount as the Unsubscribed Amount subscribed for by such holder bears to the total Unsubscribed Amounts subscribed for by all holders of Preferred Stock, subject to rounding by the Board to the extent it deems reasonably necessary.

(iii) The Corporation shall have ninety (90) days from the expiration of the period set forth in Section 7(b)(ii) to issue, sell or exchange all or any part of the Refused Securities, but only to the offerees or purchasers described in the Offer (if so described therein) and only upon terms and conditions (including unit prices and interest rates) that are not more favorable, in the aggregate, to the offerees or purchasers than those set forth in the Offer.

(iv) In the event the Corporation shall propose to sell less than all the Refused Securities, then each holder of Preferred Stock may, at its sole option and in its sole discretion, reduce the number or amount of the Securities specified in its Acceptance to an amount that shall be not less than the number or amount of the Securities that the holder elected to purchase pursuant to Section 7(b)(ii) multiplied by a fraction, (i) the numerator of which shall be the number or amount of Securities the Corporation actually proposes to issue, sell or exchange (including Securities to be issued or sold to holders of Preferred Stock pursuant to Section 7(b)(ii) prior to such reduction) and (ii) the denominator of which shall be the original amount of the Securities. In the event that any holder so elects to reduce the number or amount of Securities specified in its Acceptance, the Corporation may not issue, sell or exchange more than the reduced number or amount of the Securities unless and until such securities have again been offered to the holders of Preferred Stock in accordance with Section 7(b)(ii).

(v) Upon (a) the closing of the issuance, sale or exchange of all or less than all of the Refused Securities or (b) such other date agreed to by the Corporation and the holders of Series A Preferred Stock who have subscribed for a majority of the Securities subscribed for by the holders of Series A Preferred Stock, such holder or holders shall acquire from the Corporation and the Corporation shall issue to such holder or holders, the number or amount of Securities specified in the Acceptances, as reduced pursuant to Section 7(b)(iv) if any of the holders has so elected, upon the terms and conditions specified in the Offer.

(vi) The purchase by the holders of Preferred Stock of any Securities is subject in all cases to the preparation, execution and delivery by the Corporation and the holders of Preferred Stock of a purchase agreement relating to such Securities reasonably satisfactory in form and substance to the holders of Preferred Stock and their respective counsel.

(vii) Securities not acquired by the holders of Preferred Stock in accordance with Section 7(b)(ii) and not sold pursuant to Section 7(b)(iii) may not be issued, sold or exchanged until they are again offered to the holders of Preferred Stock under the procedures specified in this Section 7.

      (c) Excluded Transactions. The rights of the holders of Preferred Stock under this Section 7 shall not apply to:

(i) any issuance of securities of the Corporation for consideration other than cash, including the issuance of shares (a) as a stock dividend to holders of Common Stock, Series A Preferred Stock or any other Corporation securities, or upon any subdivision or combination of shares of Common Stock, Series A Preferred Stock or any other Corporation securities; (b) upon exercise or conversion of preferred stock, options, warrants or debt securities exercisable or convertible for Common Stock pursuant to their terms; and (c) in connection with a transaction described in Section 3(c)(x) so long as any required consent or vote is first obtained by the Corporation; and

(ii) any issuance of securities of the Corporation if such issuance is excluded from the definition of “Additional Shares of Common Stock” under clauses (I) through (V) of Section 4(d)(i)(D) above.”
* * *
      In witness whereof, MTI Technology Corporation has caused this Certificate to be signed this      day of                     , 2005.

MTI Technology Corporation

By:

Name:
Title:

FORM OF PROXY FOR HOLDERS OF COMMON STOCK
MTI TECHNOLOGY CORPORATION
14661 FRANKLIN AVENUE, TUSTIN, CALIFORNIA 92780
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
MTI TECHNOLOGY CORPORATION TO BE HELD ON                     , 2005.
     The undersigned hereby revokes all previous proxies that the undersigned may have given, and hereby appoints Thomas P. Raimondi, Jr. and Scott Poteracki, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MTI Technology Corporation (the “Company”) to be held at                     , on                     , 2005, at 10:00 a.m. local time, and at any and all adjournments thereof, and to vote all of our Common Stock or Preferred Stock, as applicable, as designated on the reverse side of this proxy card, with all the powers the undersigned would possess if personally present at the meeting.
See reverse side (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.) See reverse side
☑  Please mark your votes as in this example
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR APPROVAL OF PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 4. THIS PROXY CONFERS AUTHORITY FOR THE PERSONS NAMED ON THE REVERSE SIDE, OR ANY ONE OF THEM, TO VOTE IN HIS DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	Approval of the Series B financing.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

2.	Approval of amendment of the Certificate of Designation of our Series A Convertible Preferred Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	ELECTION OF DIRECTORS: Common Stock Nominees: (1) Thomas P. Raimondi, Jr.; (2) Lawrence P. Begley; (3) Franz L. Cristiani; (4) William Mustard; (5) John T. Repp; and (6) Kent D. Smith.	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES ☐

☐ For all nominees except as noted above (to withhold authority to vote for any individual nominee, strike a line through that nominee’s name)

4.	Ratification of appointment of Grant Thornton LLP as our independent auditors for fiscal year 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2005 ANNUAL MEETING.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          ☐
NOTE: Please sign exactly as name(s) appear(s). When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.
Signature:_________________________ Date:____________
Signature:_________________________ Date:____________

FORM OF PROXY FOR HOLDERS OF SERIES A CONVERTIBLE PREFERRED STOCK
MTI TECHNOLOGY CORPORATION
14661 FRANKLIN AVENUE, TUSTIN, CALIFORNIA 92780
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
MTI TECHNOLOGY CORPORATION TO BE HELD ON                     , 2005.
     The undersigned hereby revokes all previous proxies that the undersigned may have given, and hereby appoints Thomas P. Raimondi, Jr. and Scott Poteracki, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MTI Technology Corporation (the “Company”) to be held at                     , on                     , 2005, at 10:00 a.m. local time, and at any and all adjournments thereof, and to vote all of our Common Stock or Preferred Stock, as applicable, as designated on the reverse side of this proxy card, with all the powers the undersigned would possess if personally present at the meeting.
See reverse side (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.) See reverse side
☑ Please mark your votes as in this example
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED AND FOR APPROVAL OF PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 4. THIS PROXY CONFERS AUTHORITY FOR THE PERSONS NAMED ON THE REVERSE SIDE, OR ANY ONE OF THEM, TO VOTE IN HIS DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	Approval of the Series B financing.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

2.	Approval of amendment of the Certificate of Designation of our Series A Convertible Preferred Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	ELECTION OF DIRECTORS: Series A Convertible Preferred Stock Nominee: Michael Pehl.	FOR ☐	WITHHOLD ☐

4.	Ratification of appointment of Grant Thornton LLP as our independent auditors for fiscal year 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2005 ANNUAL MEETING.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          ☐
NOTE: Please sign exactly as name(s) appear(s). When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.
Signature:_________________________ Date:____________
Signature:_________________________ Date:____________